UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

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RESOURCES CONNECTION, INC.

(Name of Registrant as Specified in Its Charter)

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September 15, 2014

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2014 Annual Meeting of Stockholders of Resources Connection, Inc., to be held at 1:30 p.m. Pacific Time, on October 23, 2014, at the Company’s offices in Irvine, California. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting.

During the Annual Meeting, stockholders will have the opportunity to ask questions. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage-prepaid envelope. Alternatively, as discussed in the Question and Answer section of the Proxy Statement, you may be eligible to vote electronically over the Internet or by telephone. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We look forward to seeing you on October 23, 2014, and urge you to return your proxy as soon as possible.

Sincerely,

Donald B. Murray

Executive Chairman of the Board

RESOURCES CONNECTION, INC.

17101 ARMSTRONG AVENUE

IRVINE, CALIFORNIA 92614

(714) 430-6400

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	1:30 p.m., Pacific Time, on Thursday, October 23, 2014

PLACE:	Resources Global Professionals 17101 Armstrong Avenue, Irvine, California 92614

ITEMS OF BUSINESS:

(1)  To vote for the election of Robert F. Kistinger, Jolene Sarkis and Anne Shih to our Board of Directors, each for a three-year term expiring at the annual meeting in 2017 and until their respective successors are duly elected and qualified;

(2) To approve the Resources Connection, Inc. 2014 Performance Incentive Plan;

(3)  To approve an amendment to the Resources Connection, Inc. Employee Stock Purchase Plan to extend the term of the plan by eight years and to increase the number of shares available for issuance under the plan by 1,500,000 shares;

(4) To ratify the engagement of McGladrey LLP as the Company’s independent registered public accounting firm for fiscal year 2015;

(5) To approve on an advisory basis Resources Connection, Inc.’s executive compensation; and

(6) To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

RECORD DATE:	August 25, 2014, is the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

PROXY VOTING:	It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares by mail by completing, signing and returning the enclosed proxy card or voting instruction form, or alternatively, you may be able to vote your shares via the Internet or by telephone. Voting instructions are printed on your proxy card or voting instruction form and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

PROXY STATEMENT

We are sending this Proxy Statement (this “Proxy Statement”) to you, the stockholders of Resources Connection, Inc. (“Resources Connection” or “the Company”), a Delaware corporation, as part of our Board of Directors’ solicitation of proxies to be voted at our 2014 Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Company’s headquarters in Irvine, California, at 1:30 p.m., Pacific Time, on October 23, 2014, and at any postponements or adjournments thereof. This Proxy Statement and accompanying form of proxy were first sent to stockholders on or about September 15, 2014.

We are enclosing a copy of our 2014 Annual Report to Stockholders (“Annual Report”), which includes our fiscal 2014 financial statements. Our Annual Report is not, however, part of the proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on October 23, 2014.

This Proxy Statement and our Annual Report are also available electronically on the Company’s website at http://ir.rgp.com/index.cfm. The other information on our corporate website does not constitute part of this Proxy Statement.

2014 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. The following description is only a summary. For more complete information about these topics, please review our Annual Report, which contains our financial statements, and read the entire Proxy Statement carefully before voting.

CORPORATE HIGHLIGHTS

On August 1, 2013, we announced the promotion of Tracy Stephens to the position of Executive Vice President and Chief Operating Officer. Mr. Stephens, who reports to the Chief Executive Officer, is responsible for the efficient execution of our business model with a particular emphasis on its international operations. Prior to this promotion, Mr. Stephens served as Senior Vice President of our U.S. Central-Southeast Region with full oversight and P&L responsibilities for 21 practice offices. In addition, he advises and mentors our Supply Chain Management (“SCM”) global practice. Under his leadership, the number of SCM consultants has grown more than fourfold and the practice has expanded to key offices in the U.S., UK, France and the Netherlands. As a result, the SCM practice has become one of our most successful practice areas.

FINANCIAL HIGHLIGHTS

•	We achieved revenue of $567.2 million for fiscal 2014;

•	We achieved Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense and contingent consideration adjustment) of $49.8 million for fiscal 2014;[1]

•	We achieved an Adjusted EBITDA Margin of 8.8% for fiscal 2014;[2]

•	We generated $32 million in cash flow from operations for fiscal 2014;

•	We returned $40.2 million to shareholders in fiscal 2014 through the Company’s stock repurchase and dividend programs;

•	We achieved total stockholder return (calculated as dividends plus stock price appreciation) for fiscal 2014 equal to approximately 15%; and

•	We retained 100% of our top 50 clients from fiscal 2013 in fiscal 2014.

Our financial position is strong with cash and investments of approximately $114 million and no long-term debt as of May 31, 2014. We are pleased to have generated $32 million in cash flow from operations this fiscal year in light of the difficult global economic conditions in which we have operated. Our ability to continue to generate cash in an economic environment that continues to be challenging allows us the flexibility of returning cash to you, our stockholders, while being opportunistic on investments for our future growth. We believe that the payment of a regular dividend, along with the continuance of our stock repurchase plan, gives us the ability to return cash to our stockholders with consistency.

STOCKHOLDER RETURN

We returned approximately $40.2 million to stockholders during fiscal 2014 through our share repurchase and dividend programs.

[1]	See page 34 of Resources Connection, Inc.’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on July 28, 2014, for a discussion of the adjustments made and a reconciliation of those adjustments to net income (loss), the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.
[2]	Adjusted EBITDA Margin consists of Adjusted EBITDA divided by revenue.

Issuance of Quarterly Dividend:

In July 2010, our Board of Directors authorized the establishment of a regular quarterly dividend, subject to quarterly Board approval, of $0.04 per share which was subsequently raised to $0.05 per share in July 2011, to $0.06 in July 2012 and to $0.07 per share in July 2013. In July 2014, our Board of Directors approved an increase in the quarterly dividend to $0.08 per share.

Share Repurchase:

In April 2011, our Board of Directors approved a new share repurchase program, authorizing the purchase, at the discretion of the Company’s senior executives, of our common stock with an aggregate dollar limit not to exceed $150 million. The new program commenced in July 2011, upon the Company meeting the authorized limit of $150 million under the Company’s previous 2007 share repurchase program. The following table shows the number of shares of the Company’s common stock repurchased in each of fiscal years 2011 through 2014.

ANNUAL MEETING

Date and Time:	1:30 p.m., Pacific Time, on Thursday, October 23, 2014

Place:	Resources Global Professionals, 17101 Armstrong Avenue, Irvine, California 92614

Record Date:	August 25, 2014

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

1.  Election of three directors, each for a three-year term expiring at the Company’s annual meeting in 2017 and until their respective successors are duly elected and qualified;

2.  Approval of the Resources Connection, Inc. 2014 Performance Incentive Plan;

3.  Approval of an amendment to the Resources Connection, Inc. Employee Stock Purchase Plan to extend the term of the plan by eight years and to increase the number of shares available for issuance under the plan by 1,500,000 shares;

4.  Ratification of the engagement of McGladrey LLP as the Company’s independent registered public accounting firm for fiscal year 2015;

5.  Approval on an advisory basis of the Company’s executive compensation; and

6.  Transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Voting Matters

Detailed Information
Proposal 1 — Election of Three Directors for a Three-Year Term	page 14

The following table provides summary information about each director nominee. More detailed information may be found in the section entitled “Proposal 1. Election of Directors”

						Committee Membership
Name	Age	Director Since	Background	Experience/ Qualification	Ind.	Comp	Audit	Nom/ Govern
Robert F. Kistinger	61	2006	Executive Advisor, formerly Chief Operating Officer of Bonita Banana Company; formerly President and Chief Operating Officer of the Fresh Group of Chiquita Brands International.	Financial and international operations expertise; experience in leadership positions in large multinational companies with operations in Latin America.	X		X	X
Jolene Sarkis	64	2002	Executive Vice President of CFS Restaurant Group; formerly, Publisher and President of Fortune magazine.	Business experience in operations management, business development, leadership and strategic planning, marketing and human resources.	X	X

						Committee Membership
Name	Age	Director Since	Background	Experience/ Qualification	Ind.	Comp	Audit	Nom/ Govern
Anne Shih	67	2007	Chairwoman of the Board of Governors of the Bowers Museum; honorary president of the Chinese Cultural Arts Association; first Official World Ambassador of Cultural Heritage for Shaanxi Province, China.	Strong business and personal relationships in Greater China.	X			X

Board Recommendation — FOR each of the Board’s Director Nominees

Detailed Information
Proposal 2 — Approval of Resources Connection, Inc. 2014 Performance Incentive Plan	Page 32

We are asking stockholders to approve the Resources Connection, Inc. 2014 Performance Incentive Plan (the “2014 Plan”), which was adopted, subject to stockholder approval by the Board of Directors on September 3, 2014.

The Company currently maintains and administers the following stock-based compensation plans (excluding plans intended to qualify as “employee stock purchase plans” under Section 423 of the U.S. Internal Revenue Code): the 1999 Long Term Incentive Plan (the “1999 Plan”) and the 2004 Performance Incentive Plan (the “2004 Plan” and, together with the 1999 Plan, the “Prior Stock Plans”). The Prior Stock Plans have expired and no new awards may be granted thereunder. As of September 3, 2014, a total of 34,410 shares and 8,947,907 shares of Common Stock were then subject to outstanding awards under the 1999 Plan and the 2004 Plan, respectively.

The Board of Directors approved the 2014 Plan based, in part, on a belief that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2014 Plan are an important attraction, retention and motivation tool for participants in the plan.

If stockholders do not approve the 2014 Plan, the Company will not have the authority to grant any awards under the 2014 Plan or the Prior Stock Plans, but the Company will continue to administer awards outstanding under the Prior Stock Plans.

Key Features of the 2014 Plan:

•	The 2,400,000 shares available for award grant purposes under the 2014 Plan is approximately 6.3% of common shares outstanding as of August 25, 2014;

•	No repricing of options without stockholder approval;

•	The 2014 Plan is administered by the Compensation Committee, which is composed of only independent directors;

•

Shares surrendered, expired, or returned to the Company solely to satisfy the exercise price or tax withholding obligations for stock options cannot be reissued, i.e. no liberal share counting provisions; and

•	The 2014 Plan does not allow net share counting for options or stock appreciation rights.

For more detailed information on the 2014 Plan, please refer to the detailed information in “Proposal 2. Approval of the Resources Connection, Inc. 2014 Performance Incentive Plan.”

Board Recommendation — FOR approval of the Resources Connection, Inc. 2014 Performance Incentive Plan

Detailed Information
Proposal 3 — Approval of Amendment to Resources Connection, Inc. Employee Stock Purchase Plan	page 39

We are asking stockholders to approve an amendment to the Resources Connection, Inc. Employee Stock Purchase Plan (the “ESPP”), which would extend the term of the ESPP through October 16, 2024, and increase the maximum number of shares of the Company’s common stock authorized for issuance under the plan by an additional 1,500,000 shares. This amendment was adopted, subject to stockholder approval, by the Board of Directors on September 3, 2014.

Currently, a total of 4,400,000 shares of the Company’s common stock is authorized for issuance under the ESPP. Of these shares, 4,131,213 shares have previously been purchased and 268,787 shares remain available for purchase in the current and future offering periods. At the current rates of purchase and employee participation, after the December 2014 purchase, there may not be enough shares available to allow the ESPP to continue. If stockholders approve the amendment to the ESPP, the maximum number of shares that may be issued under the ESPP will increase from 4,400,000 to 5,900,000 shares.

Key Features of the ESPP as currently administered and in effect:

•	Purchase price is 85% of the fair market value of the Company’s common stock on either the first or last day of the offering period, whichever is less;

•	Two six-month offering periods per calendar year with purchases on the last trading day in the offering period (generally the last trading day of June and December);

•

The number of shares that would be available for additional issuance under the ESPP following the approval of the amendment would be less than approximately 4.6% of common shares outstanding as of August 25, 2014; and

•	Generally available to all employees with 90 days or more of continued employment.

For more detailed information on the amendment to the ESPP, please refer to the detailed information in “Proposal 3. Approval of Amendment to the Resources Connection, Inc. Employee Stock Purchase Plan.”

Board Recommendation — FOR approval of the amendment to the Resources Connection, Inc. Employee Stock Purchase Plan

Proposal 4 — Ratification of the engagement of McGladrey LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2015	page 44

For more detailed information on the engagement of McGladrey LLP, please refer to the detailed information in “Proposal 4. Ratification of Engagement of Independent Registered Public Accounting Firm for Fiscal Year 2015.”

Although stockholder ratification is not required by law, as a matter of good corporate governance, we are asking our stockholders to ratify the Audit Committee’s selection of McGladrey LLP as our independent registered public accounting firm for fiscal year 2015.

Set forth below is summary information with respect to McGladrey LLP’s fees for services provided to the Company in fiscal 2014 and fiscal 2013.

	2014	2013
Audit Fees	$709,100	$656,800
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Board Recommendation — FOR ratification of the engagement of McGladrey LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2015

Detailed Information
Proposal 5 — Advisory Vote on the Company’s Executive Compensation	page 67

We are asking stockholders to approve, on an advisory basis, the Company’s executive compensation. The Board of Directors recommends a FOR vote because it believes that the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving the Company’s core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. In addition to reviewing the information in “Proposal 5. Advisory Vote on the Company’s Executive Compensation,” as well as the executive compensation tables and corresponding narratives in this Proxy Statement, stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives. Further, the Board believes that our executive compensation programs are reasonable in relation to comparable public and private companies in our industry.

Pay for Performance Orientation

•

Base Salaries.    Base pay for our executive officers (“NEOs”) remained frozen at fiscal 2010 levels, except for Mr. Stephens who received an increase in his annual base salary to $330,000 in connection with his promotion to the Executive Vice President and Chief Operating Officer position, effective August 1, 2013.

•

Annual Incentives.    Our Executive Incentive Plan (“EIP”) reflects a pay for performance culture. While we returned $40.2 million to our stockholders through our share repurchase and dividend programs and achieved total stockholder return (calculated as dividends plus stock price appreciation) for fiscal 2014 equal to approximately 15%, the Company did not achieve the target level Revenue and Adjusted EBITDA goals set in the EIP. The Company did, however, achieve performance results that exceeded both the threshold level Revenue and Adjusted EBITDA goals set in the EIP and achieved other strategic initiatives throughout the year. Accordingly, the Compensation Committee awarded bonuses for fiscal 2014 for Messrs. Murray and Cherbak at approximately 81% of the executive’s target bonus opportunity, compared to 78% and 114%, respectively, for fiscal 2013. For the remaining NEOs, the Compensation Committee awarded higher qualitative component payouts than for Messrs. Murray and Cherbak, which resulted in bonuses for fiscal 2014 at approximately 114% of the executive’s target bonus opportunity, compared to 100% for fiscal 2013.

•

Long-Term Incentives.    In light of the diminishing pool of stock available for new award grants under our 2004 Performance Incentive Plan and that no equity awards were granted to NEOs in fiscal 2013, the Compensation Committee approved modest equity incentives, in the form of stock options, to our NEOs in fiscal 2014.

We believe our compensation program is effective in achieving our goals of linking pay levels with financial performance and aligning the interests of our executive management with those of our stockholders. We also believe that our executive compensation decisions in fiscal year 2014 were prudent given fiscal year Company performance and as compared with the executive compensation pay practices of our peer group. Our compensation philosophy emphasizes team effort which we believe encourages a motivated and aligned management team focused on achieving the Company’s short-term and long-term goals in a manner that we believe avoids excessive risk taking.

The Company’s current policy is to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of the NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2015 annual meeting of stockholders.

Board Recommendation — FOR approval of the Company’s Executive Compensation.

QUESTIONS AND ANSWERS

What am I voting on?

At the Annual Meeting, our stockholders will be voting on the following proposals:

1. the election of three directors (Robert F. Kistinger, Jolene Sarkis and Anne Shih) to our Board of Directors for a three-year term expiring at the annual meeting in 2017 and until their respective successors are duly elected and qualified;

2. the approval of the Resources Connection, Inc. 2014 Performance Incentive Plan;

3. the approval of an amendment to the Resources Connection, Inc. Employee Stock Purchase Plan to extend the term of the plan by eight years and to increase the number of shares available for issuance under the plan by 1,500,000 shares;

4. the ratification of the engagement of McGladrey LLP as the Company’s independent registered public accounting firm for fiscal year 2015; and

5. the approval, on an advisory basis, of the Company’s executive compensation.

Our stockholders will also consider any other business properly raised at the Annual Meeting or any postponement or adjournment thereof.

How does the Board of Directors recommend I vote on each of the proposals?

Our Board of Directors recommends you vote FOR election to our Board of Directors of each of the three nominees for director named in Proposal 1 of this Proxy Statement; FOR the approval of the Resources Connection, Inc. 2014 Performance Incentive Plan, as outlined in Proposal 2 of this Proxy Statement; FOR the approval of the amendment to the Resources Connection, Inc. Employee Stock Purchase Plan, as outlined in Proposal 3 of this Proxy Statement; FOR the ratification of the engagement of McGladrey LLP as our independent registered public accounting firm for fiscal 2015, as outlined in Proposal 4 of this Proxy Statement; and FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 5 of this Proxy Statement.

Who can attend the Annual Meeting?

All stockholders of the Company as of the close of business on August 25, 2014, the record date, can attend the Annual Meeting. If your shares are held through a broker, bank or nominee (that is, in “street name”), you are considered the beneficial holder of such shares and if you would like to attend the Annual Meeting, you must either (1) write Kate W. Duchene, our Chief Legal Officer, at 17101 Armstrong Avenue, Irvine, CA 92614; or (2) bring to the meeting a copy of your brokerage account statement or a “legal proxy” (which you can obtain from the broker, bank or nominee that holds your shares). Please note, however, that beneficial owners whose shares are held in “street name” by a broker, bank or nominee may vote their shares at the Annual Meeting only as described below under “Who is entitled to vote at the meeting?”

Who is entitled to vote at the meeting?

Stockholders of record, as of the close of business on August 25, 2014, the record date, are entitled to vote at the Annual Meeting. If you are the beneficial owner of shares held in “street name” through a broker, bank or nominee and held such shares as of the close of business on the record date, the proxy materials are being forwarded to you by your broker, bank or nominee together with a voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote?

You can vote on matters that properly come before the meeting in one of two ways: (1) by submitting a proxy or voting instructions via the Internet, telephone or by mail, or (2) by voting in person at the meeting.

If your shares are registered in the name of a broker, bank or other nominee, you will receive a voting instruction form from your broker, bank or other nominee that can be used to instruct how your shares will be voted at the Annual Meeting. You may also be eligible to submit voting instructions electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program. If your bank or brokerage firm is participating in Broadridge’s program, your voting instruction form will provide instructions for such alternative methods of voting. If you submit your voting instructions via the Internet or by telephone, you do not have to return your voting instruction form by mail.

If your proxy card or voting instruction form does not reference Internet or telephone information, please complete and return the paper proxy card or voting instruction form. Sign and date each proxy card or voting instruction form you receive and return it in the postage-paid envelope.

If you return your signed proxy card or voting instruction form but do not mark the boxes showing how you wish to vote, your shares will be voted FOR election to our Board of Directors of each of the three nominees for director named in Proposal 1, as outlined in this Proxy Statement; FOR the approval of the Resources Connection, Inc. 2014 Performance Incentive Plan, as outlined in Proposal 2 of this Proxy Statement; FOR the approval of the amendment to the Resources Connection, Inc. Employee Stock Purchase Plan, as outlined in Proposal 3 of this Proxy Statement; FOR the ratification of the engagement of McGladrey LLP as our independent registered public accounting firm for fiscal 2015, as outlined in Proposal 4 of this Proxy Statement; and FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 5 of this Proxy Statement.

You have the right to revoke your proxy or voting instruction form at any time before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:

•	notifying our corporate Secretary (Kate W. Duchene) in writing;

•	signing and returning a later-dated proxy card;

•	submitting a new proxy electronically via the Internet or by telephone; or

•	voting in person at the Annual Meeting.

If you are the beneficial owner of shares held in “street name” by a broker, bank or nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

How will voting on any other business be conducted?

Other than the proposals described in this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting or any postponement or adjournment thereof, your proxy, if properly submitted, authorizes Kate W. Duchene, our Secretary and Chief Legal Officer, or Anthony Cherbak, our Chief Executive Officer, to vote in their discretion on those matters.

Who will count the votes?

American Stock Transfer and Trust Company will count the votes.

Who will bear the cost of soliciting votes?

The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. These costs include the expense of preparing and mailing proxy solicitation materials and reimbursements paid to bro-

kerage firms and others for their expenses incurred in forwarding solicitation materials to beneficial owners of the Company’s common stock. The Company may conduct further solicitation personally, telephonically, through the Internet or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. At this time, the Company does not anticipate engaging the services of a proxy solicitor. The Company may incur other expenses in connection with the solicitation of proxies.

What does it mean if I receive more than one proxy card or voting instruction form?

It probably means your shares are registered differently and are in more than one account. Please sign and return each proxy card or voting instruction form you receive or, if available, submit your proxy or voting instructions electronically via the Internet or by telephone by following the instructions set forth on each proxy card or voting instruction form, to ensure that all your shares are voted.

How many shares can vote?

As of the record date, 38,079,610 shares of our common stock, including unvested shares of restricted stock, were outstanding. Each share of our common stock outstanding and each unvested share of restricted stock with voting rights on the record date is entitled to one vote on each of the three director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

What is the voting requirement for each of the above matters?

Once a quorum has been established, a plurality of the shares of common stock represented in person or by proxy at the Annual Meeting is required to elect the nominees for directors. A plurality means that the three nominees receiving the largest number of votes represented by shares of our common stock represented in person or by proxy and entitled to vote on the election of directors will be elected. Each stockholder will be entitled to vote the number of shares of common stock held as of the record date by that stockholder for each director position to be filled. Stockholders will not be allowed to cumulate their votes in the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Once a quorum has been established, under our Second Amended and Restated Bylaws (our “Bylaws”), approval of Proposals 2, 3, 4 and 5 requires the affirmative vote of stockholders holding a majority of those shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Notwithstanding the above, please be advised that each of Proposals 4 and 5 is advisory only and not binding on the Company or our Board of Directors. Our Board of Directors will consider the outcome of the vote on each of these items in considering what actions if any, should be taken in response to the advisory votes by stockholders.

What constitutes a quorum?

In order to transact business at the Annual Meeting, a quorum must be present. Under Delaware law and our Bylaws, a quorum is present if a majority of the shares of our common stock outstanding on the record date are present, in person or by proxy, and entitled to vote at the Annual Meeting. Because there were 38,079,610 shares outstanding as of the record date, holders of at least 19,039,806 shares of our common stock will need to be present in person or by proxy at the Annual Meeting for a quorum to exist to transact business at the Annual Meeting.

What happens if my shares are held by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, that person will nevertheless be entitled to vote the shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. The ratification of the engagement of the Company’s independent registered public accounting firm in Proposal 4 is considered a routine matter and may be voted upon by your broker if you do not give instructions. However, brokers do not have discretionary authority to vote your shares on your behalf for any of the other items to be submitted for a vote of stockholders at the Annual Meeting (the election of directors, the approval of the 2014 Performance Incentive Plan, the approval of an amendment to the Employee Stock Purchase Plan and the advisory vote on the Company’s executive compensation). Accordingly, if you are a beneficial owner that has not submitted voting instructions to your broker and your broker exercises its discretion to vote your shares on Proposal 4, your shares will be treated as broker non-votes with respect to Proposals 1, 2, 3 and 5 (the election of directors, the approval of the 2014 Performance Incentive Plan, the approval of an amendment to the Employee Stock Purchase Plan and the advisory vote on the Company’s executive compensation). There will not be any broker non-votes on Proposal 4 (ratification of the engagement of the Company’s independent registered public accounting firm for fiscal year 2015).

How will “broker non-votes” and abstentions be treated?

Broker non-votes with respect to Proposals 1, 2, 3 and 5 (the election of directors, the approval of the 2014 Performance Incentive Plan, the approval of an amendment to the Employee Stock Purchase Plan and the advisory vote on the Company’s executive compensation) are counted for the purposes of calculating a quorum. However, when the broker notes on the proxy card that it lacks discretionary authority with respect to these matters and has not received voting instructions from the beneficial owner, those shares are not deemed to be entitled to vote for the purpose of determining whether stockholders have approved the matter and, therefore, will not be counted in determining the outcome of the matter.

As described above, a properly executed proxy marked “WITHHOLD AUTHORITY” or “FOR ALL EXCEPT” with respect to the election of one or more directors in Proposal 1 will not be voted with respect to the director or directors indicated. For the remaining Proposals, a properly executed proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote against the matter. In all cases, a properly executed proxy marked “WITHHOLD AUTHORITY FOR ALL NOMINEES,” “FOR ALL EXCEPT” or “ABSTAIN”, as applicable, will be counted for purposes of determining whether a quorum is present.

When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2015 annual meeting?

Advance Notice Procedures.    Under our Bylaws, business, including director nominations, may be brought before an annual meeting if it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the discretion of our Board of Directors or by a stockholder entitled to vote who has delivered notice to our corporate secretary (containing certain information specified in our Bylaws) not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (for next year’s annual meeting, no earlier than the close of business on June 25, 2015, and no later than the close of business on July 25, 2015). These requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a stockholder proposal included in next year’s proxy statement.

Stockholder Proposals for the 2015 Annual Meeting.    Written notice of stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2015 annual meeting of stockholders must be received no later than May 18, 2015. In addition, all proposals will need to comply with Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

How do I obtain a copy of the Annual Report on Form 10-K that Resources Connection filed with the SEC?

A copy of the Company’s most recent Annual Report has been included with this Proxy Statement. If you desire another copy of our Annual Report or would like a copy of our Annual Report on Form 10-K filed with the SEC (including the financial statements and the financial statement schedules), we will provide one to you free of charge upon your written request to our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or from our Investor Relations website at http://ir.rgp.com.

How may I obtain a separate set of proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials (including this Proxy Statement and our Annual Report) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials, please request the additional copies by contacting our Finance Department, Attn: Investor Relations at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400. A separate set of proxy materials will be sent promptly following receipt of your request.

If you are a stockholder of record and wish to receive a separate set of proxy materials in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of this Proxy Statement or the Annual Report and you desire to receive one copy in the future, please contact our Finance Department, Attn: Investor Relations at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400.

If you hold shares beneficially in street name, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or our Annual Report, or wish to receive multiple reports by revoking your consent to householding.

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board of Directors consists of nine directors. Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. At this year’s Annual Meeting, we will be electing three directors, each to serve a term of three years expiring at our 2017 Annual Meeting and until his or her successor is duly elected and qualified.

Each of the nominees, Robert F. Kistinger, Jolene Sarkis and Anne Shih, is presently a member of our Board of Directors, having served on the Company’s Board since 2006, 2002 and 2007, respectively. The Board of Directors, acting upon the recommendation of the Corporate Governance and Nominating Committee, recommends that the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as members of our Board of Directors. (See “Director Nominees” below).

In recommending director nominees for selection by the Board, the Corporate Governance and Nominating Committee considers a number of factors, which are described in more detail below under “Board of Directors — Corporate Governance and Nominating Committee.” In considering these factors, the Corporate Governance and Nominating Committee and the Board consider the fit of each individual’s qualifications and skills with those of the Company’s other directors in order to build a Board of Directors that, as a whole, is effective, collegial and responsive to the Company and its stockholders.

The six directors whose terms do not expire in 2014 are expected to continue to serve after the Annual Meeting until such time as their respective terms of office expire and their respective successors are duly elected and qualified. (See “Continuing Directors” below.)

If at the time of the Annual Meeting any of the nominees should be unable or unwilling for good cause to serve if elected, the person named as proxy on the proxy card will vote for such substitute nominee or nominees, if any, as our Board of Directors recommends or, if no substitute nominee is recommended by our Board of Directors, for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on the Board. Each of the nominees has consented to be named in this Proxy Statement and to serve if elected.

Following is biographical information about each nominee and each director. This description includes the principal occupation of and directorships held by each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that each nominee and director should serve as a member of the Company’s Board of Directors.

Director Nominees

The individuals standing for election are:

Robert F. Kistinger Age 61 Director since August 2006	Mr. Kistinger was the Chief Operating Officer of Bonita Banana Company from 2009 to 2014 and now continues to serve as an Executive Advisor to the company. He was formerly President and Chief Operating Officer of the Fresh Group of Chiquita Brands International, Inc. (“Chiquita”). Mr. Kistinger was employed at Chiquita for more than 27 years and held numerous senior management positions in accounting, financial analysis and strategic planning roles. Prior to joining Chiquita, Mr. Kistinger was with the accounting firm of Arthur Young & Company for six years and is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Kistinger is a member of the board of executive advisors at the Williams College of Business at Xavier University.
Key experience, qualifications, attributes and skills:

In addition to his financial and international operations expertise, having held leadership positions in large multinational companies with operations in Latin America, Mr. Kistinger’s knowledge, insight and experience are invaluable to the Company and to the Board as we continue to provide services and solutions to our clients around the world.

Jolene Sarkis Age 64 Director since April 2002	Ms. Sarkis has been a private marketing and advertising consultant since 2001. Ms. Sarkis held various positions of responsibility for Time Inc. from 1985 to 2001 in sales and marketing, primarily for Time Inc.’s leading publications which include Time, People, Sports Illustrated, Fortune and Money. Ms. Sarkis served as Publisher of Fortune from 1996 to 2001 and, additionally, as President of Fortune from 1999 to 2001. She is currently Executive Vice President of CFS Restaurant Group, Inc., a position she has held since 2011.

Key experience, qualifications, attributes and skills:

Ms. Sarkis’ business experience in operations management and business development brings a unique skill set to the Board and to the Company in the critical areas of leadership and strategic planning, as well as marketing and human resources.

Anne Shih Age 67 Director since October 2007	Ms. Shih is actively involved in many philanthropic endeavors, including her sixteen years with the Bowers Museum in Santa Ana, California, where she currently serves as Chairwoman of the Board of Governors, a position she has held since 2010. Ms. Shih is an honorary president of the Chinese Cultural Arts Association, a position she has held since 2003 and was also Deputy Secretary of the Chinese Women’s League Los Angeles Chapter. In 2008, Ms. Shih was awarded a Certificate of Special Congressional Recognition from the U.S. Congress for her outstanding and invaluable service to the community. In 2010, Ms. Shih was made the first Official World Ambassador of Cultural Heritage for Shaanxi Province, China.

Key experience, qualifications, attributes and skills:

Ms. Shih’s strong business and personal relationships in Greater China are important to the Company and the Board as we expand our international footprint in Asia.

The Board of Directors unanimously recommends that stockholders vote FOR each of the nominees set forth above.

Continuing Directors:

The following persons are the members of our Board of Directors whose terms of office do not expire until after the Annual Meeting and who are therefore not standing for re-election at the Annual Meeting:

Susan J. Crawford Age 67 Director since May 2009 Ms. Crawford’s term of office as one of our directors expires at the Annual Meeting in 2015.	Ms. Crawford currently serves as a Senior Judge on the United States Court of Appeals for the Armed Forces, a position she has held since September 2006. A veteran lawyer of 30 years, Ms. Crawford served as a member of the court of appeals bench from 1991 to 2006 and also served as General Counsel of the Army, special counsel to the Secretary of Defense, and Inspector General of the Department of Defense. In February 2007, Ms. Crawford was appointed by the Secretary of Defense to serve a three-year term as the convening authority in charge of the Office of Military Commissions, during which time she oversaw the military process and procedures at Guantanamo Bay. After serving as the Chairperson of the Board of Trustees of Bucknell University from 2003 to 2009, Ms. Crawford currently serves on the Finance and Academic Affairs and Campus Life Committees, having served in prior years on the Trusteeship, Human Resources and Compensation Committees. Ms. Crawford is also a member of the New England Law School Board of Trustees.

Key experience, qualifications, attributes and skills:

Ms. Crawford’s credentials and years of legal experience in private practice and the public sector make her a trusted advisor as the Company continues to expand our legal services and government services practice. In addition, her ongoing board service at Bucknell University brings valuable experience related to matters of ethics and corporate governance.

Donald B. Murray Age 67 Director since 1999 Mr. Murray’s term of office as one of our directors expires at the Annual Meeting in 2015.	Mr. Murray founded Resources Connection in June 1996 and served as our Managing Director from inception until April 1999. From April 1999 through May 2008, Mr. Murray served as our Chairman, Chief Executive Officer and President and as one of our directors. On June 1, 2008, Mr. Murray resigned as President and Chief Executive Officer, but remained as Executive Chairman of the Board of Directors. Mr. Murray reassumed the position of Chief Executive Officer on July 22, 2009. Effective May 28, 2013, Mr. Murray resigned from the position of Chief Executive Officer and continues to serve as the Company’s Executive Chairman of the Board. Prior to founding Resources Connection, Mr. Murray was Partner in Charge of Accounting and Assurance Services for the Orange County, California office of Deloitte & Touche LLP, a professional services firm, from 1988 to 1996. From 1984 to 1987, Mr. Murray was the Partner in Charge of the Woodland Hills office of Touche Ross & Co., a predecessor firm to Deloitte & Touche LLP, an office he founded in 1984. Mr. Murray currently serves on the Board of Directors for two non-profit organizations, the University of Southern California’s Marshall School of Business and Healthy Smiles for Kids, where he sits on the Finance Committee.

Key experience, qualifications, attributes and skills:

In addition to his career credentials as a partner with Deloitte & Touche LLP, as the Company’s founder, he developed the Company’s business model and vision. Mr. Murray brings to the Board an intimate, first-hand knowledge of the Company’s operations, culture and people.

A. Robert Pisano Age 71 Director since November 2002 Mr. Pisano’s term of office as one of our directors expires at the Annual Meeting in 2015.	Mr. Pisano has served as our Lead Director since 2004. Mr. Pisano is a business consultant, an activity he began in September 2011, and is currently serving as a Strategic Advisor to IMAX Corporation, a leading entertainment technology company. Mr. Pisano was the President and Chief Operating Officer of the Motion Picture Association of America from October 2005 until September 2011, and was the interim Chief Executive Officer from January 2010 until March 2011. He served as the National Executive Director and Chief Executive Officer of the Screen Actors Guild from September 2001 to April 2005. From August 1993 to August 2001, he was Executive Vice President, then Vice Chairman and Consultant to Metro-Goldwyn-Mayer, Inc. (“MGM”). Prior to joining MGM, Mr. Pisano was Executive Vice President of Paramount Pictures from May 1985 to June 1991, serving as General Counsel and a member of the Office of the Chairman. From 1969 to 1985, Mr. Pisano was an associate and then a partner with the law firm O’Melveny & Myers LLP. Mr. Pisano was formerly a director of StateNet, a legislative and regulatory reporting service, and is Chairman of the Board for the Motion Picture and Television Fund. Effective July 31, 2012, Mr. Pisano was elected to the Boards of FPA Paramount Fund and FPA Perennial Fund. He previously served on the Boards of the FPA Group of Funds, including Paramount, Perennial, New Income, Crescent and Capital, where he sat on the audit committees from 2002 to 2008, and as a director of Netflix, Inc. until October 2005. He was since elected to the Boards of FPA Capital, New Income and International Funds, as well as Source Capital and Crescent Funds, all FPA funds.

Key experience, qualifications, attributes and skills:

Mr. Pisano’s 20 years of experience as a partner specializing in business litigation while at O’Melveny & Myers LLP, followed by his hands-on management of international business operations, marketing and business development while employed by the leaders in the entertainment industry provide a wealth of experience, especially in the areas of acquisitions and legislative and regulatory affairs, to the Board and to the Company.

Michael H. Wargotz Age 56 Director since May 2009 Mr. Wargotz’s term of office as one of our directors expires at the Annual Meeting in 2015.	Mr. Wargotz is currently the Chairman of Axcess Ventures, an affiliate of Axcess Luxury and Lifestyle, a business development agency for prestige and ultra-luxury brands, a position he has held since July 2011. Previously, he served as the Chief Financial Officer of The Milestone Aviation Group, LLC from August 2010 through June 2011, Co-Chairman of Axcess Luxury and Lifestyle, from August 2009 through July 2010, and Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services from December 2006 through August 2009. From June 2004 until November 2006, he was a vice president of NetJets. Mr. Wargotz is a founding partner of Axcess Solutions, LLC, a strategic alliance, brand development and partnership marketing consulting firm which originated in 2001. From January 1998 through

December 1999, Mr. Wargotz served in a number of executive leadership positions with Cendent Corporation, including President and Chief Executive Officer of its Lifestyle Division, Executive Vice President and Chief Financial Officer of its Alliance Marketing Segment and Senior Vice President, Business Development. Mr. Wargotz currently serves on the Board of Directors of Wyndham Worldwide Corporation as Chair of its Audit Committee and a member of its Executive Committee and of CST Brands, Inc., where he serves as chair of its Nominating and Governance Committee.

Key experience, qualifications, attributes and skills:

Mr. Wargotz brings to the Board more than 30 years of experience as a financial professional and advisor in leadership roles for both public and private companies and is an experienced public company board member.

Anthony Cherbak Age 60 Director since August 2009 Mr. Cherbak’s term of office as one of our directors expires at the Annual Meeting in 2016.	Effective May 28, 2013, the first business day of the Company’s fiscal year 2014, Mr. Cherbak became the Company’s Chief Executive Officer and President, having been previously appointed as President and Chief Operating Officer in August 2009. He previously held the positions of Executive Vice President of Operations from July 2005 to August 2009 and President of International Operations from November 2008 to August 2009. He joined the Company in July 2005 from Deloitte & Touche LLP, a professional services firm, where he spent the majority of his career as an audit partner in the Orange County, California office. While with Deloitte & Touche LLP, Mr. Cherbak led the firm’s consumer business practice for its Pacific Southwest region and most recently served as the Partner in Charge of the Orange County audit practice.

Key experience, qualifications, attributes and skills:

Mr. Cherbak brings to the Company and the Board over 35 years of professional services, operations and financial management experience. This experience uniquely qualifies him to manage the Company’s growth in a way that maintains our culture, productivity and well-regarded client service, while realizing cost efficiencies. As the Company’s President and Chief Executive Officer, he brings to the Board insight into the day-to-day operations of the Company, its challenges and opportunities for growth.

Neil F. Dimick Age 65 Director since November 2003 Mr. Dimick’s term of office as one of our directors expires at the Annual Meeting in 2016.	Prior to joining the Board, Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation, a pharmaceutical services provider, from August 2001 to May 2002. He served as Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation (“Bergen”), as well as a director and a member of the Bergen Board’s Finance, Investment and Retirement Committees, for more than five years prior to its merger with AmeriSource Health in 2001. Mr. Dimick began his professional career as a corporate auditor with Deloitte & Touche LLP, a professional services firm. He was a partner with the firm for eight years and served for two years as the National Director of the firm’s Real Estate Industry Division. Mr. Dimick currently serves on the Board of Directors of WebMD Health Corp. (“WebMD”), where he serves as a member of the Executive and Audit Committees and as Chairman of the Nominating and Governance Committees; Thoratec Corporation, where he serves as

Chairman of the Board and as a member of the Audit and Corporate Governance and Nominating Committees; Mylan, Inc., where he serves as Chairperson of the Audit and Finance Committees and member of the Executive Committee; and Alliance HealthCare Services, Inc., where he serves as Chairperson of the Audit Committee. Mr. Dimick served on the Board of Directors for HLTH Corporation (merged with WebMD in 2009) from 2003 to 2009, chairing their Nominating and Governance Committee and sitting on the Executive and Audit Committees.

Key experience, qualifications, attributes and skills:

Mr. Dimick brings to the Board and the Audit Committee he chairs, 18 years of public accounting experience, including eight years as a partner at Deloitte & Touche LLP, experience as a Chief Financial Officer for a large-cap publicly traded international company and continued involvement with public company boards and board committees, all of which provide our Board with in-depth knowledge of the many critical financial and risk-related issues facing public companies today.

EXECUTIVE OFFICERS

The following table sets forth information about our executive officers as of the record date, August 25, 2014. Each of our executive officers serves at the pleasure of the Board of Directors:

Name	Age	Position
Donald B. Murray	67	Executive Chairman of the Board of Directors
Anthony Cherbak	60	Chief Executive Officer and President
Nathan W. Franke	53	Chief Financial Officer and Executive Vice President
Kate W. Duchene	51	Chief Legal Officer, Executive Vice President of Human Resources and Secretary
Tracy B. Stephens	54	Chief Operating Officer and Executive Vice President

Nathan W. Franke.    Mr. Franke has held the position of Chief Financial Officer and Executive Vice President since November 2007. Prior to joining Resources Connection, Mr. Franke was with the firm of Deloitte & Touche LLP for more than 22 years, most recently as a senior audit partner, working primarily with publicly-traded companies in the consumer and technology industries.

Kate W. Duchene.    Ms. Duchene is our Chief Legal Officer, a position she has held since December 1999. Ms. Duchene is also our Secretary and Executive Vice President of Human Resources, positions she has held since August 2000. In 2012, Ms. Duchene also assumed leadership of RGP Legal, our legal and regulatory consulting practice. Prior to joining Resources Connection, Ms. Duchene practiced law with O’Melveny & Myers LLP, an international law firm, in Los Angeles, California, specializing in labor and employment matters. Ms. Duchene was with O’Melveny & Myers LLP from October 1990 through December 1999, most recently as a Special Counsel.

Tracy B. Stephens.    Mr. Stephens is our Chief Operating Officer and Executive Vice President, a position he has held since August 1, 2013. Mr. Stephens joined Resources Connection in 2002 upon the acquisition by Resources Connection of The Procurement Centre, a company he co-founded in 1996. He has been a part of the Company’s leadership team since 2002, most recently serving as Senior Vice President of the U.S. Central-Southeast Region since 2008.

For information about executive chairman Donald B. Murray and chief executive officer Anthony Cherbak, see the description under “Continuing Directors” above.

BOARD OF DIRECTORS

Board Leadership Structure

Our Bylaws provide that the Chairman of the Board shall be the Chief Executive Officer, unless the Board vests this position in another officer. Effective May 28, 2013, the first business day of the Company’s 2014 fiscal year, and consistent with the Company’s succession planning, (1) Donald B. Murray relinquished his position as the Company’s Chief Executive Officer, and (2) the Board of Directors appointed Anthony Cherbak to succeed Mr. Murray as the Company’s new Chief Executive Officer. In addition to being Chief Executive Officer, Mr. Cherbak continues to serve as President of the Company and a member of its Board of Directors. Our Board has determined that it is appropriate for Mr. Murray to continue in his position as Executive Chairman. The Board believes that this current leadership structure provides independent board oversight and engagement while deriving the benefit of unified leadership and direction by having our Company’s founder serve as Executive Chairman of the Board. As Chief Executive Officer, Mr. Cherbak is the individual with primary responsibility for managing the Company’s day-to-day operations and with in-depth knowledge and understanding of the Company. Coupled with an independent Lead Director who is appointed annually by the Board, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.

The Board has designated A. Robert Pisano to serve as Lead Director, with responsibilities that are similar to those typically performed by an independent chairman.

The responsibilities of our Executive Chairman and our Lead Director are summarized in the table below.

Executive Chairman	Lead Director
Calls meetings of the Board and stockholders	Calls meetings of the independent directors
Chairs meetings of the Board and the annual meeting of stockholders	Sets agenda and chairs executive sessions of the independent directors
Establishes Board meeting schedules and agendas	Available to chair meetings of the Board when there is a potential conflict of interest with the Chairman on issues to be discussed or the Chairman is absent
Ensures that information provided to the Board is sufficient for the Board to fulfill its primary responsibilities	Provides input to the Chairman on the scope, quality, quantity and timeliness of the information provided to the Board
Communicates with all directors on key issues and concerns outside of Board meetings	Serves as a conduit to the Chairman of views and concerns of the independent directors
With the Lead Director, jointly recommends Committee Chair positions to full Board and the Corporate Governance and Nominating Committee	Collaborates with the Corporate Governance and Nominating Committee on questions of possible conflicts of interest or breaches of the Company’s governance principles by other directors, including the Chairman
Provides suggestions to the Corporate Governance and Nominating Committee with respect to the composition and structure of the Board and Board recruitment efforts	Oversees the process of hiring or firing a Chief Executive Officer, including any compensation arrangements
Leads the Board review of management succession and development plans	Recommends to the Board the retention of outside advisors who report directly to the Board
Represents the Company to, and interacts with, external stockholders and employees	Participates with the Compensation Committee Chair in communicating performance feedback and compensation decisions to the Chief Executive Officer

The Board believes that the Company’s corporate governance measures ensure that strong, independent directors continue to oversee effectively the Company’s management and key issues related to executive compensation, evaluation of our Chief Executive Officer and succession planning, strategy, risk, and integrity.

Director Independence

As required by the Company’s Corporate Governance Guidelines and Committee Charters, our Board of Directors has determined that each of Ms. Crawford, Mr. Dimick, Mr. Kistinger, Mr. Pisano, Ms. Sarkis, Ms. Shih and Mr. Wargotz is an “independent director” under the NASDAQ Marketplace Rules. Mr. Murray and Mr. Cherbak are currently employed as executive officers of the Company and accordingly do not qualify as “independent directors” under the NASDAQ Marketplace Rules. There were no transactions, relationships or arrangements engaged in by these directors which the Board had to consider in making its independence determination.

Committees of the Board of Directors

The Company’s standing Board committees consist of (1) an Audit Committee, (2) a Compensation Committee, and (3) a Corporate Governance and Nominating Committee. Each committee of the Board is comprised entirely of independent directors under the NASDAQ Marketplace Rules and, for members of the Audit Committee, the applicable rules of the SEC. As referenced above, the Board of Directors also created a Lead Director role to serve as a representative for the independent directors and to facilitate communications among the independent directors and management.

The following identifies the members of each of the Company’s standing Board committees and indicates the number of meetings held by each committee during fiscal 2014:

	Audit	Compensation	Corporate Governance and Nominating	Board of Directors
A. Robert Pisano, Lead Director		Member	Chair	Independent
Susan Crawford			Member	Independent
Neil Dimick	Chair	Member		Independent
Robert Kistinger	Member		Member	Independent
Jolene Sarkis		Chair		Independent
Anne Shih			Member	Independent
Michael Wargotz	Member	Member		Independent
Number of Fiscal Year 2014 Meetings Held	8	6	4	4

Attendance at Meetings

Our Board of Directors met in person four times during fiscal 2014. No director attended fewer than 81% of the aggregate number of meetings held by the Board of Directors and the committees of the Board of Directors on which such director served during fiscal 2014. The Company’s policy is that directors should make themselves available to attend the Company’s annual meeting of stockholders. All but one member of our Board attended our 2013 annual meeting either in person or telephonically.

Committee Charters

The Board of Directors annually reviews and approves the charter of each of the committees. The Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee Charters were reviewed and approved on July 31, 2014. The Audit Committee Charter, the Compensation Committee Charter and the Corporate Governance and Nominating Committee Charter are available on the Investor Relations — Corporate Governance section of the Company’s website at www.rgp.com.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Mr. Pisano (Chairperson), Ms. Crawford, Mr. Kistinger and Ms. Shih. The Corporate Governance and Nominating Committee met four times during fiscal 2014.

Governance-Related Duties.    The Corporate Governance and Nominating Committee is responsible for overseeing the corporate governance principles applicable to the Company, and the Company’s Code of Business

Conduct and Ethics, which is reviewed by the entire Board of Directors annually. See “Corporate Governance Guidelines and Code of Business Conduct and Ethics” below. In addition, the Corporate Governance and Nominating Committee annually reviews the Company’s compliance with the NASDAQ Marketplace Rules and reports the conclusions of such review to the Board.

Nominating-Related Duties.    The Corporate Governance and Nominating Committee is also responsible for overseeing the process of nominating individuals to stand for election or re-election as directors. In doing so, the Corporate Governance and Nominating Committee reviews and makes recommendations to the Board with respect to the composition of the Board, tenure of Board members, and qualifications, skills and attributes for new directors. The Corporate Governance and Nominating Committee may also retain a professional executive search firm, on an as-needed basis, to assist in the identification and recruitment of independent Board candidates. The Company did not retain a professional executive search firm during fiscal 2014. While the Corporate Governance and Nominating Committee normally is able to identify an ample number of qualified candidates from its own resources and from candidates identified by the professional executive search firm, it will consider stockholder suggestions of persons to be considered as nominees, as further described below. Any director candidates recommended by the Company’s stockholders in accordance with the Company’s policy regarding such recommendations will be given consideration by the Corporate Governance and Nominating Committee, consistent with the process used for all candidates and in accordance with the Company’s policy regarding such recommendations.

The Corporate Governance and Nominating Committee’s process for identifying and evaluating new director candidates is as follows. If determined appropriate, the Corporate Governance and Nominating Committee may retain a professional executive search firm to assist the Corporate Governance and Nominating Committee in managing the overall process, including the identification of new director candidates who meet certain criteria set from time to time by the Corporate Governance and Nominating Committee. All potential new director candidates, whether identified by the search firm, stockholders or Board members, are then reviewed by the Corporate Governance and Nominating Committee, our executive officers, and at times by the search firm. In the course of this review, some candidates are eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other relevant reasons. The Corporate Governance and Nominating Committee then decides which of the remaining candidates most closely match the established criteria, described in the subsequent paragraph, and are therefore deserving of further consideration. The Corporate Governance and Nominating Committee then discusses these new director candidates, decides which of them, if any, should be pursued, gathers additional information if desired, conducts interviews and decides whether to recommend one or more of the candidates to the Board of Directors for nomination. In connection with this review, the Corporate Governance and Nominating Committee also reviews and considers each of the incumbent directors for continuing Board membership after his or her term expires. The Board discusses the Corporate Governance and Nominating Committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those nominees are named in the proxy statement for election by the stockholders at the annual meeting (or, if between annual meetings, the nominees may be elected by the Board itself to fill any vacancies on the Board).

In order to be recommended by the Corporate Governance and Nominating Committee, a candidate must meet the following selection criteria, as described in the Company’s Corporate Governance Guidelines: personal integrity, intelligence, relevant business background, independence, expertise in areas of importance to the Company’s objectives, and sensitivity to the Company’s corporate culture and responsibilities. The Corporate Governance and Nominating Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees, but looks for individuals with specific qualifications so that the Board as a whole may maintain an appropriate mix both of experience, background, expertise and skills, and of age, gender, and ethnic and racial diversity. These specific qualifications may vary from one year to another, depending upon the composition of the Board at that time.

Below, we identify and describe the key experience, qualifications, attributes and skills the Committee considers important in light of Resources Connection’s business:

•	Business Sector Knowledge and International Experience. We value directors with backgrounds that include the many business sectors that make up our core business — finance and accounting, risk management, information management, human capital, supply chain, legal and regulatory, healthcare, corporate advisory and restructuring services. In order to achieve our vision as a global multinational professional services firm, we also look for directors with international expertise.

•

Management, Accounting and Finance Expertise.    We value management experience in our directors as it provides a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. While we require specific financial qualifications and expertise for Audit Committee membership, we expect all of our directors to be financially knowledgeable.

•

Business Judgment, Leadership and Strategic Vision.    We value directors with experience in significant leadership positions who are able to provide sound business judgment, share tested leadership skills and have the insight necessary to formulate a strategic vision.

The Corporate Governance and Nominating Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any Resources Connection stockholder. Any stockholder wishing to recommend an individual as a nominee for election at the Annual Meeting of Stockholders to be held in 2015 should send a signed letter of recommendation, to be received before May 18, 2015, to the following address: Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614: Attn: Kate W. Duchene, Chief Legal Officer and Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as brief biographical information setting forth past and present directorships, employment, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. Our Bylaws include additional requirements regarding nominations of persons at a stockholders’ meeting other than by the Board of Directors. See “Questions and Answers — When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2015 annual meeting?”

Compensation Committee

The current members of the Compensation Committee are Ms. Sarkis (Chairperson), Mr. Dimick, Mr. Pisano and Mr. Wargotz. The Compensation Committee met six times during fiscal 2014.

The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to the compensation of the Company’s NEOs. The Compensation Committee reviews and approves the compensation arrangements, plans, policies and programs that apply to our NEOs. Pursuant to the written charter of the Compensation Committee, its principal responsibilities include, among other things:

•

To review and approve the goals and objectives relevant to the compensation of our Chief Executive Officer, to evaluate the performance of our Chief Executive Officer and to determine the terms of the compensatory agreements and arrangements for our Chief Executive Officer;

•	To review and approve all of the Company’s compensation programs applicable to our other executive officers, including all forms of salary and grants of bonus and equity compensation;

•

To approve any new compensation plan or any material change to an existing compensation plan available to executive officers and to make recommendations to the Board of Directors with respect to equity and incentive plans subject to stockholder approval;

•	To review and approve severance or similar payments to the Company’s executive officers; and

•	To review and evaluate the Company’s long-term strategy of employee compensation and utilization of different types of compensation plans in consultation with senior management.

The Compensation Committee’s charter permits it to delegate duties and responsibilities to sub-committees or the Company’s management. However, the Compensation Committee has no current intention to delegate any of its authority with respect to determining senior officer compensation to any sub-committee or to management. The Compensation Committee takes into account our Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for the Company’s executive officers other than the Chief Executive Officer. In particular, the Compensation Committee considered the Chief Executive Officer’s recommendations regarding the appropriate base salaries and annual incentive compensation opportunity payouts for the Company’s other executive officers for fiscal 2014. None of our other executive officers has any role in determining or recommending the compensation of our executives.

Pursuant to its charter, the Compensation Committee is authorized in its sole discretion to retain compensation consultants to assist it in carrying out its duties. The Compensation Committee has the authority to approve any compensation consultant’s fees and other retention terms. The Compensation Committee determines whether to retain a compensation consultant on an annual basis in light of the status of the management team and the business needs of the organization at the relevant time. The Compensation Committee did not engage a compensation consultant during fiscal 2014 to provide advice or recommendations on the amount or form of executive and director compensation. In order to assist the Compensation Committee’s evaluation of executive compensation, however, during fiscal 2014, the Company subscribed to Eqular’s EquilarInsight tool, which is a web-based provider of historical information, products and proprietary survey data regarding executive compensation. The Compensation Committee used this data generally to assist in its decision making process.

Audit Committee

During fiscal 2014, the Audit Committee of our Board of Directors consisted of three non-employee directors, Mr. Dimick (Chairperson), Mr. Kistinger and Mr. Wargotz. Mr. Dimick qualifies as the committee’s financial expert. The Audit Committee met eight times during fiscal 2014.

The Audit Committee reviews our auditing, accounting, financial reporting and internal control functions, appoints and engages, on behalf of our Board of Directors, the Company’s independent registered public accounting firm and oversees the Company’s risk assessment and risk management policies. The Audit Committee also reviews and approves the provision of services by our independent registered public accounting firm, as described under “Proposal 4. Ratification of the Engagement of Independent Registered Public Accounting Firm for Fiscal Year 2015” below, under the caption “All Other Fees”, to ensure such services are compatible with maintaining the independence of the independent registered public accounting firm. In discharging its duties, the Audit Committee:

•	Appoints, compensates, retains and oversees the work of the independent registered public accounting firm;

•	Reviews and approves the scope of the annual audit and the independent registered public accounting firm’s fees;

•	Meets independently with our internal finance and audit staff, our independent registered public accounting firm and our senior management; and

•

Consults with our independent registered public accounting firm with regard to the plan of audit, the results of the audit and the audit report and confers with the independent registered public accounting firm regarding the adequacy of internal accounting controls.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial and strategic risks. Also, the involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our corporate governance documents, is critical to the determination of the types and appropriate levels of risk the Company undertakes. The Board’s committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Corporate Governance and Nominating Committee oversees the management of risks associated with the composition of the Board of Directors and other types of corporate governance risks within its area of responsibility. The Audit Committee oversees the Company’s risk assessment and management policies, particularly the management of financial risks and also receives regular reports from our Vice President of

Internal Audit, who directly reports to the Chairperson of the Audit Committee. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through the committee reports regarding such risks. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risk Assessment of Compensation Programs

We have reviewed our compensation programs across the Company to determine whether they encourage unnecessary or excessive risk taking, and we have concluded that they do not.

In particular, as to our compensation arrangements for our NEOs, the Compensation Committee takes risk into account in establishing and reviewing these arrangements. The Compensation Committee believes that our executive compensation arrangements do not encourage unnecessary or excessive risk taking for several reasons. First, the base salaries of our NEOs are fixed in amount and thus do not encourage risk taking. Second, while our annual bonus program focuses on achievement of short-term or annual goals and short-term goals may encourage the taking of short-term risks at the expense of long-term results, executives’ long-term incentive awards are determined based on a number of corporate performance factors as described below, which have a longer-term focus. Third, the Compensation Committee retains authority to exercise its discretion in determining the amount to award under the discretionary component of the NEO bonus program based on its subjective assessment of the Company’s performance, the executive’s individual performance, and any other factors the Compensation Committee may consider — including exposure to risk. Fourth, annual incentive awards are capped pursuant to our plan so that NEOs are not able to achieve unlimited reward for taking significant risk. The Compensation Committee believes that the annual bonus program appropriately balances risk and the desire to focus executives on specific short-term goals important to our success, and that it does not encourage unnecessary or excessive risk taking over a short or long term measure.

In addition, a significant portion of the compensation provided to our NEOs is in the form of stock options that are important to help further align each executive’s interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to our stock price, and since awards are generally granted on an annual basis and subject to long-term vesting schedules to help ensure that NEOs always have significant compensation opportunities tied to long-term stock price performance.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Corporate Governance Guidelines.    Our Board has adopted Corporate Governance Guidelines, which direct our Board’s actions with respect to, among other things, the Board’s responsibilities, Board composition and selection of directors, Board meetings, the Board’s standing committees and procedures for appointing members of these committees, stockholder communications with the Board, Board compensation, conduct and ethics standards for directors, and indemnification of directors. A current copy of our Corporate Governance Guidelines is posted on the Investor Relations — Corporate Governance section of our website at www.rgp.com.

Code of Business Conduct and Ethics.    The Company has also adopted a Code of Business Conduct and Ethics that applies to everyone in the Company, including all of its directors, executive officers and employees. A current copy of our Code of Business Conduct and Ethics is posted on the Investor Relations — Corporate Governance section of the Company’s website at www.rgp.com. In addition, waivers from, and amendments to, our Code of Business Conduct and Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, will be timely posted on the Investor Relations — Corporate Governance section of the Company’s website at www.rgp.com to the extent required by applicable SEC and NASDAQ rules.

Communications with the Board

Our Board of Directors provides a process for stockholders to send communications to the Board of Directors, to individual directors or to groups of directors, including non-management directors as a group. Communications should be sent to the Company’s corporate headquarters at 17101 Armstrong Avenue, Irvine, CA 92614, addressed to the attention of the specific group or individual or, if the communication is intended for all non-management directors, to the Chairperson of the Corporate Governance and Nominating Committee, the Chairperson of the Compensation Committee or the Chairperson of the Audit Committee and marked “Confidential, Intended for Recipient’s Review Only.” Upon receipt of any such communication, the material is forwarded directly to the addressee. If the communication is not directed to a specific individual, the material is forwarded to the Chairperson of the Audit Committee who reviews the content to determine its relevance and appropriate audience. The Company also maintains a Corporate Integrity Hotline, monitored by the Chairperson of the Audit Committee, so that any employee, stockholder or other interested party may use this vehicle to report problems or concerns involving ethical or compliance violations or complaints regarding accounting, internal accounting controls or auditing matters. Information about the hotline is posted on the Contact Investor Relations page of our website at www.rgp.com. The toll free number is (866) 588-5733.

DIRECTOR COMPENSATION

Cash Compensation

The following table sets forth the schedule of annual retainer fees for each member of our Board of Directors who is not also employed by us or any of our subsidiaries (referred to herein as a “non-employee director”) in effect during fiscal 2014:

Type of Fee	Dollar Amount
Annual Board Retainer	$50,000
Additional Lead Director Retainer	$15,000
Additional Retainer for Audit Committee Chairperson	$20,000
Additional Retainer for Compensation Committee Chairperson	$15,000
Additional Retainer for Corporate Governance and Nominating Committee Chairperson	$10,000
Additional Retainer for Service on the Audit Committee	$5,000
Additional Retainer for Service on the Compensation Committee	$5,000
Additional Retainer for Service on the Corporate Governance and Nominating Committee	$2,500

Each new non-employee director will receive a pro rata portion of the Annual Retainer and any applicable Additional Retainers, with the proration based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director or held the particular position, as the case may be.

Non-employee directors are also generally reimbursed for out-of-pocket expenses they incur serving as directors.

Equity Compensation

Annual Equity Award	Restricted stock with a fair value of $60,000 on the grant date
New Director Award	pro rata portion of Annual Equity Award

Annual Restricted Stock Awards for Continuing Board Members

On the first trading day of each calendar year, each non-employee director then in office will automatically be granted an award of restricted stock with respect to shares of the Company’s common stock. The number of shares of the Company’s common stock subject to such restricted stock award will be determined by dividing the Annual Equity Award grant value set forth above by the per-share closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share).

Initial Restricted Stock Awards for New Directors

Each new non-employee director is granted an initial restricted stock award on joining the Board of Directors. The number of shares subject to such restricted stock award will be determined by dividing the Annual

Equity Award grant value set forth above (pro-rated based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director) by the per-share-closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share).

An employee or former employee of the Company or one of its subsidiaries who ceases or has ceased to be so employed and becomes a non-employee director will not be eligible for an initial restricted stock award grant, but will be eligible for cash compensation and annual equity awards on the same basis as other non-employee directors.

Provisions Applicable to All Non-Employee Director Restricted Stock Awards

For fiscal 2014, each restricted stock award granted to the non-employee directors was made under and subject to the terms and conditions of the Company’s 2004 Performance Incentive Plan, as amended (the “2004 Plan”). If stockholders approve the 2014 Performance Incentive Plan (see Proposal 2: Approval of Resources Connection, Inc. 2014 Performance Incentive Plan) at the Annual Meeting, future non-employee director restricted stock awards will be made under and subject to the terms and conditions of the 2014 Performance Incentive Plan, or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant. Non-employee director restricted stock awards will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to this policy. Each award will vest in equal annual installments over the four-year period following the grant date. Non-employee directors are also entitled to cash dividend and stockholder voting rights with respect to outstanding and unvested restricted stock awards.

Restricted stock awards are generally forfeited as to the unvested portion of the award upon the non-employee director’s termination of service as a director of the Company for any reason. However, in the event the non-employee director ceases to serve as a director due to his or her mandatory retirement as may be required pursuant to the Company’s mandatory retirement policy as then in effect for members of the Board, each restricted stock award held by the director that is outstanding and otherwise unvested immediately prior to such retirement will generally become immediately vested and nonforfeitable upon the non-employee director’s termination of service as a director as a result of such retirement. Restricted stock awards, to the extent then outstanding and unvested, will become fully vested and nonforfeitable in the event of a change in control event. With respect to awards to non-employee directors, the 2004 Plan is administered by the Board, and the Board has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards to reflect stock splits and similar corporate transactions. Awards are generally transferable to a beneficiary of a director upon his death or as approved by the Board.

DIRECTOR COMPENSATION — FISCAL 2014

The following table presents information regarding the compensation paid for fiscal 2014 to our non-employee directors. The compensation paid to Messrs. Murray and Cherbak during fiscal 2014 is presented below in the “Executive Compensation Tables for Fiscal 2014 — Summary Compensation Table — Fiscal 2012 — 2014” and the related explanatory tables. Such employee-directors do not receive separate compensation for service on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Total ($)
(a)	(b)	(c)	(d)	(e)
A. Robert Pisano	80,000	59,993	—	139,993
Susan Crawford	52,500	59,993	—	112,493
Neil Dimick	75,000	59,993	—	134,993
Robert Kistinger	57,500	59,993	—	117,493
Jolene Sarkis	65,000	59,993	—	124,993
Anne Shih	52,500	59,993	—	112,493
Michael Wargotz	60,000	59,993	—	119,993

(1)	The amounts reported in column (c) of the table above reflect the fair value on the grant date of the restricted stock award granted to our non-employee directors during fiscal 2014, as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 14 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2014.

(2)	As described above, each of our continuing non-employee directors was granted an award of 4,213 shares of restricted stock on January 2, 2014. Each such continuing non-employee director’s restricted stock award had a fair value (for financial statement reporting purposes) equal to $59,993 on the grant date. See footnote (1) above for the assumptions used to value these awards.

(3)	The following table presents the aggregate number of outstanding unexercised options and unvested shares of restricted stock held by each of our non-employee directors as of May 31, 2014.

Aggregate Equity Holdings

Director	Number of Options Outstanding	Number of Shares of Unvested Restricted Stock
A. Robert Pisano	32,226	11,394
Susan Crawford	14,328	11,394
Neil Dimick	18,000	11,394
Robert Kistinger	21,000	11,394
Jolene Sarkis	19,897	11,394
Anne Shih	15,000	11,394
Michael Wargotz	12,000	11,394

Stock Ownership Guidelines for Directors

On July 28, 2011, the Board approved the following stock ownership guidelines for the non-employee members of the Board of Directors. Please see “Compensation Discussion and Analysis — Stock Ownership Guidelines for NEOs” below for information on the guidelines applicable to our executive officers.

All of our non-employee directors should own Company common stock equal in value to the lesser of two times the annual board retainer or 10,000 shares. Stock that counts towards satisfaction of the ownership guidelines includes:

•	Shares of common stock beneficially held, either directly or indirectly;

•	Restricted stock issued and held whether vested or unvested; and

•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All individuals covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or change in retainer, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change. The Company’s Stock Ownership Guidelines are available on the Investor Relations — Corporate Governance page of the Company’s website at www.rgp.com.

Independent Director Stock Ownership Status

Guideline	10,000 Shares	$100,000
	Current Shares	Value as of the Record Date
A. Robert Pisano	36,057	$549,869
Susan Crawford	17,589	$268,232
Neil Dimick	17,589	$268,232
Robert Kistinger	17,589	$268,232
Jolene Sarkis	17,589	$268,232
Anne Shih	31,589	$481,732
Michael Wargotz	17,589	$268,232

Policy Regarding Treatment of Related-Party Transactions

The Company’s policies and procedures for the review, approval or ratification of related-party transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K are set forth in the written charter of the Audit Committee. Pursuant to its charter, the Audit Committee must review and approve all proposed related-person transactions that are subject to disclosure pursuant to Item 404 of SEC Regulation S-K before the Company is permitted to enter into any such transaction. In fiscal 2014, there were no reportable related-party transactions under Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of August 25, 2014, for:

•	each person known by the Company who beneficially owns more than five percent of the common stock of the Company;

•	each of our directors;

•	each NEO named in the Summary Compensation Table; and

•	all current directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 38,079,610 shares of the Company’s common stock outstanding as of August 25, 2014.

Directors and Named Officers	Number of Shares Beneficially Owned	Percentage of Shares Outstanding**
Donald B. Murray(1)	1,826,934	4.8%
Kate W. Duchene(2)	295,446	*
Anthony Cherbak(3)	292,200	*
Nathan W. Franke(4)	176,419	*
Tracy Stephens(5)	118,020	*
A. Robert Pisano(6)	67,961	*
Anne Shih(7)	46,589	*
Robert Kistinger(8)	38,589	*
Jolene Sarkis(9)	37,486	*
Neil Dimick(10)	35,589	*
Susan Crawford(11)	31,917	*
Michael Wargotz(12)	29,589	*
Executive Officers and Directors as a group (12 persons)(13)	2,996,739	7.9%

5% Stockholders	Number of Shares Beneficially Owned	Percentage of Shares Outstanding**
BlackRock, Inc.(14)	3,961,950	10.4%
Heartland Advisors(15)	3,346,621	8.8%
Invesco Ltd.(16)	3,263,027	8.6%
Wells Fargo & Company(17)	3,216,586	8.4%
DePrince, Race & Zollo, Inc.(18)	2,706,764	7.1%
Vanguard Group(19)	2,436,975	6.4%

*	Represents less than 1%.

**	We determine beneficial ownership in accordance with the rules of the SEC. We deem shares subject to options that are currently exercisable or exercisable within 60 days after August 25, 2014, as outstanding for purposes of computing the share amount and the percentage ownership of the person(s) holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person.

(1)	Includes 1,260,684 shares beneficially owned by Mr. Murray in The Murray Family Trust, Donald B. Murray and Carol E. Murray, Trustees; Murray Family Income Trust, Donald B. Murray and Carol E. Murray, Trustees. Donald B. Murray and Carol E. Murray share voting and investment power over the shares held in these trusts. Mr. Murray is the beneficial owner of 566,250 shares of common stock subject to options exercisable within 60 days of August 25, 2014.

(2)	Ms. Duchene is the beneficial owner of 220,750 shares of common stock subject to options exercisable within 60 days of August 25, 2014.

(3)	Includes 25,000 shares beneficially owned by Mr. Cherbak in The Cherbak Family Trust, Anthony C. Cherbak and Debra L. Cherbak Trustees and 1,200 shares owned by Mr. Cherbak as custodian of a child’s account. Mr. Cherbak has sole voting and investment power over shares held in these trusts. Mr. Cherbak is the beneficial owner of 258,000 shares of common stock subject to options exercisable within 60 days of August 25, 2014.

(4)	Mr. Franke is the beneficial owner of 162,000 shares of common stock subject to options exercisable within 60 days of August 25, 2014.

(5)	Mr. Stephens is the beneficial owner of 116,400 shares of common stock subject to options exercisable with 60 days of August 25, 2014.

(6)	Includes 10,536 shares beneficially owned by Mr. Pisano in the Pisano Living Trust, Robert A. Pisano Trustee. Mr. Pisano has sole voting and investment power over shares held in the trust. Mr. Pisano is the beneficial owner of 31,904 shares of common stock subject to options exercisable within 60 days of August 25, 2014.

(7)	Includes 14,000 shares beneficially owned and jointly held by Ms. Shih and her husband over which they share voting and investment power. Ms. Shih is the beneficial owner of 15,000 shares of common stock subject to options exercisable within 60 days of August 25, 2014.

(8)	Mr. Kistinger is the beneficial owner of 21,000 shares of common stock subject to options exercisable within 60 days of August 25, 2014.

(9)	Ms. Sarkis is the beneficially owner of 19,897 shares of common stock subject to options exercisable within 60 days of August 25, 2014.

(10)	Mr. Dimick is the beneficial owner of 18,000 shares of common stock subject to options exercisable within 60 days of August 25, 2014.

(11)	Ms. Crawford is the beneficial owner of 14,328 shares of common stock subject to options exercisable with 60 days of August 25, 2014.

(12)	Mr. Wargotz is the beneficial owner of 12,000 shares of common stock subject to options exercisable with 60 days of August 25, 2014.

(13)	Includes 1,455,529 shares of common stock subject to options exercisable within 60 days of August 25, 2014.

(14)	According to a Schedule 13G/A filed with the SEC by BlackRock, Inc., dated January 10, 2014, as of December 31, 2013, BlackRock, Inc. has sole voting power with respect to 3,823,898 shares of common stock and sole dispositive power with respect to 3,961,950 shares of common stock. The address of BlackRock, Inc., as listed in the Schedule 13G/A is 40 East 52nd Street, New York, NY 10022.

(15)	According to a Schedule 13G filed with the SEC by Heartland Advisors, Inc., dated February 6, 2014, as of December 31, 2013, Heartland Advisors, Inc. and William J. Nasgovitz have shared voting and dispositive power with respect to 3,346,621 shares of common stock. The address of Heartland Advisors, Inc., as listed in the Schedule 13G is 789 North Water Street, Milwaukee, WI 53202.

(16)	According to a Schedule 13G/A filed with the SEC by Invesco Ltd., dated February 11, 2014, as of December 31, 2013, Invesco Ltd. has sole voting power and sole dispositive power with respect to 3,263,027 shares of common stock. According to the Schedule 13G/A, the following subsidiaries of Invesco Ltd. are investment advisers which hold shares of the security being reported: Invesco Advisers, Inc. and Invesco PowerShares Capital Management. The address of Invesco Ltd., as listed in the Schedule 13G/A is 1555 Peachtree Street NE, Atlanta, GA 30309.

(17)	According to a Schedule 13G filed with the SEC by Wells Fargo & Company, dated January 27, 2014, as of December 31, 2013, Wells Fargo & Company has sole voting and sole dispositive power with respect to 1 share of common stock, shared voting power with respect to 2,773,797 shares of common stock, and shared dispositive power with respect to 3,216,585 shares of common stock. The address of Wells Fargo & Company, as listed in the Schedule 13G, is 420 S. Montgomery Street, San Francisco, CA 94104.

(18)	According to a Schedule 13G/A filed with the SEC by DePrince, Race & Zollo, Inc., dated February 13, 2014, as of December 31, 2013, DePrince, Race & Zollo has sole voting power with respect to 2,126,471 shares of common stock and sole dispositive power with respect to 2,706,764 shares of common stock. The address of DePrince, Race & Zollo, Inc., as listed in the Schedule 13G/A, is 250 Park Avenue South, Suite 250, Winter Park, FL 32789.

(19)	According to a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc., dated February 12, 2014, as of December 31, 2013, The Vanguard Group, Inc. has sole voting power with respect to 66,772 shares of common stock, sole dispositive power with respect to 2,371,903 shares of common stock and shared dispositive power with respect to 65,072 shares of common stock. The address of The Vanguard Group, Inc., as listed in the Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure of these executive officers, directors and 10% stockholders to file these reports by the required deadlines. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no report on Form 5 was required for such persons, we believe that, for the reporting period covering fiscal 2014, our executive officers and directors complied, on a timely basis, with all their reporting requirements under Section 16(a) for such fiscal year.

PROPOSAL 2. APPROVAL OF RESOURCES CONNECTION, INC. 2014 PERFORMANCE INCENTIVE PLAN

General

At the 2014 Annual Meeting, stockholders will be asked to approve the Resources Connection, Inc. 2014 Performance Incentive Plan (the “2014 Plan”), which was adopted, subject to stockholder approval by the Board of Directors on September 3, 2014.

The Company currently maintains and administers the following stock-based compensation plans (excluding plans intended to qualify as “employee stock purchase plans” under Section 423 of the U.S. Internal Revenue Code): the 1999 Long Term Incentive Plan (the “1999 Plan”) and the 2004 Performance Incentive Plan (the “2004 Plan” and, together with the 1999 Plan, the “Prior Stock Plans”). The Prior Stock Plans have expired and no new awards may be granted thereunder. As of September 3, 2014, a total of 34,410 shares and 8,947,907 shares of Common Stock were then subject to outstanding awards under the 1999 Plan and the 2004 Plan, respectively. Of the 8,982,317 total shares subject to outstanding awards under the Prior Stock Plans as of September 3, 2014, 8,896,268 were subject to stock options and 86,049 were subject to restricted stock awards.

The Board of Directors approved the 2014 Plan based, in part, on a belief that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2014 Plan are an important attraction, retention and motivation tool for participants in the plan.

If stockholders do not approve the 2014 Plan, the Company will not have the authority to grant any awards under the 2014 Plan or the Prior Stock Plans, but the Company will continue to administer awards outstanding under the Prior Stock Plans.

Key Features of the 2014 Plan:

•	The 2,400,000 shares available for award grant purposes under the 2014 Plan is approximately 6.3% of common shares outstanding;

•	No repricing of options without stockholder approval;

•	The 2014 Plan is administered by the Compensation Committee, which is composed of only independent directors;

•

Shares surrendered, expired, or returned to the Company solely to satisfy the exercise price or tax withholding obligations for stock options cannot be reissued, i.e. no liberal share counting provisions; and

•	The 2014 Plan does not allow net share counting for options or dividend equivalent rights.

Overhang, Dilution and Burn Rate Analysis

The Company continues to believe that broad-based equity awards are important to achieving team-based results because they help to focus employees on the objective of creating incremental value in the entire Company, not just in one location or for any individual. Stock-based plans like the 2014 Plan are vital to achieving the Company’s goal to attract, retain and motivate employees with talent, integrity, enthusiasm and loyalty. The Company historically has awarded equity to a broad-based employee group, a practice that aligns the financial goals of employees and stockholders alike. For example, substantially all of the Company’s current, full-time employees with more than 12 months of employment hold an outstanding equity award. The Company grants equity awards to eligible employees once a year, and quarterly for new hire awards.

The outstanding stock options granted in the early years of the 2004 Plan have an exercise price that significantly exceeds the current stock price and are scheduled to expire on the tenth anniversary of the respective grant date. The table below reflects the number of outstanding options granted each fiscal year during the term of the 2004 Plan, and the weighted average exercise price and weighted average remaining term of such options:

Grant Year	# of Outstanding Options Granted	Weighted Average Exercise Price	Weighted Average Remaining Term (yrs)
FY 05	610,365	$24.15	0.43
FY 06	772,264	$27.04	1.41
FY 07	826,761	$31.34	2.40
FY 08	553,064	$19.20	3.48
FY 09	989,573	$15.71	4.36
FY 10	777,595	$18.09	5.46
FY 11	863,695	$18.85	6.50
FY 12	866,490	$12.46	7.51
FY 13	89,500	$12.50	8.28
FY 14	1,171,031	$11.43	8.83
FY 15	1,375,930	$12.22	9.77
TOTAL	8,896,268	$18.00	5.70

In order to help stockholders calculate the Company’s share usage over the last three fiscal years (what’s commonly referred to as the Company’s “burn rate”), the total number of shares of the Company’s common stock subject to awards that the Company granted under the Prior Stock Plans over the last three fiscal years, and through September 3, 2014, are reported below. All of the numbers reported below are actual share amounts, and do not give effect to the two and a half to one fungible share counting ratio contained in the 2014 Plan.

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1,196,079 shares in fiscal 2012 (which was 2.75% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2012), of which 1,152,728 were subject to stock option awards and 43,351 were subject to stock and stock unit awards;

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202,622 shares in fiscal 2013 (which was 0.49% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2013), of which 168,000 were subject to stock option awards and 34,622 were subject to stock and stock unit awards;

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1,339,264 shares in fiscal 2014 (which was 3.42% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2014), of which 1,304,632 were subject to stock option awards and 34,632 were subject to stock and stock unit awards; and

•	1,393,186 shares in fiscal 2015 through September 3, 2014, of which 1,386,980 were subject to stock option awards and 6,206 were subject to stock and stock unit awards.

The Compensation Committee anticipates that the 2,400,000 new shares requested for the 2014 Plan will provide the Company with flexibility to continue to grant equity awards under the 2014 Plan through at least the end of fiscal 2016. However, this is only an estimate, in our judgment, based on current circumstances. The total number of shares that are awarded under the 2014 Plan in any one year or from year-to-year may change based on any number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of the Company’s employees, changes in the number of the Company’s directors and officers, the need to attract, retain and incentivize key talent, the type of awards the Company grants, the amount of any dividend payments, and how the Company chooses to balance total compensation between cash and equity-based awards. The closing market price for a share of the Company’s Common Stock as of August 25, 2014 was $15.25 per share. Based solely on the closing price of our Common Stock as reported on August 25, 2014, the maximum aggregate market value of the 2,400,000 new shares that could be issued under the 2014 Plan is $36,600,000.

The Company is presenting the following information to help stockholders calculate the total number of shares of the Company’s common stock subject to outstanding awards and available for the grant of new awards (what’s commonly referred to as the Company’s “overhang”). As noted above, the Prior Stock Plans have expired and no new awards may be granted under the Prior Stock Plans. As of September 3, 2014, a total of 34,410 shares and 8,947,907 shares of Common Stock were then subject to outstanding awards under the 1999 Plan and the 2004 Plan, respectively. Of the 8,982,317 total shares subject to outstanding awards under the Prior Stock Plans as of September 3, 2014, 8,896,268 were subject to stock options and 86,049 were subject to restricted stock awards. In addition to the Prior Stock Plans, we also maintain the ESPP. Please see Proposal 3 for more information about the ESPP.

Summary Description of the 2014 Plan

The principal terms of the 2014 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2014 Plan, which has been filed as Annex A to the copy of this Proxy Statement that was filed electronically with the Securities and Exchange Commission and can be reviewed on the Securities and Exchange Commission’s website at http://www.sec.gov. You may also obtain, free of charge, a copy of the 2014 Plan by writing to the Stock Plan Administrator, Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.

Purpose.    The purpose of the 2014 Plan is to promote the success of the Company and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for improved financial performance of the Company. Equity-based awards are also intended to further align the interests of award recipients and our stockholders. We are a people-based business whose value is created by our client-service delivery and intellectual capital within the organization.

Administration.    Our Board of Directors or one or more committees appointed by our Board of Directors will administer the 2014 Plan. Our Board of Directors has delegated general administrative authority for the 2014 Plan to the Compensation Committee. The Committee may delegate some or all of its authority with respect to the 2014 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. (The appropriate acting body, be it the Board of Directors, a committee within its delegated authority or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has authority subject to the terms and conditions of the 2014 Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to determine the vesting schedule for the awards, which historically have included multi-year vesting provisions;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate, any or all outstanding awards, subject to any required consents;

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	subject to the other provisions of the 2014 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

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to allow the purchase price of an award or shares of the Company’s common stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice in third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

No Repricing.    In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by stockholders) will any adjustment be made to a stock option under the 2014 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise price of the award.

Eligibility.    Persons eligible to receive awards under the 2014 Plan include directors, officers and employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Substantially all of the Company’s officers and employees of the Company and its subsidiaries (including all of the Company’s named executive officers), and each of the Company’s seven non-employee directors, are considered eligible under the 2014 Plan.

Authorized Shares; Limits on Awards.    The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2014 Plan equals: (1) 2,400,000 shares, plus (2) the number of shares subject to stock options (other than full-value awards) granted under the Prior Stock Plans and outstanding as of September 3, 2014, which expire, or for any reason are cancelled or terminated, after that date without being exercised, plus (3) the number of shares subject to restricted stock, restricted stock unit and other full-value awards granted under the Prior Stock Plans that are outstanding and unvested as of September 3, 2014 which are forfeited, terminated, cancelled, or otherwise reacquired after that date without having become vested. For these purposes, shares subject to awards granted under the Prior Stock Plans that are “full-value awards” (as described below) will be taken into account based on the full-value award ratio described below. As of September 3, 2014, approximately 34,410 shares and 8,947,907 shares were subject to awards then outstanding under the 1999 Plan and the 2004 Plan, respectively. As noted above, the Prior Stock Plans have expired and no new awards may be granted under the Prior Stock Plans.

Shares issued in respect of any “full-value award” granted under the 2014 Plan will be counted against the share limit described in the preceding paragraph as two and a half shares for every one share actually issued in connection with the award. For example, if a stock bonus of 100 shares of the Company’s common stock were granted under the 2014 Plan, 250 shares would be deducted from the 2014 Plan’s share limit with respect to that stock bonus award. As referenced above, a “full-value award” is any award granted under the 2014 Plan other than a stock option or a stock appreciation right with a per share exercise price or base price at least equal to the fair market value of a share of the Company’s common stock at the time of grant of the award.

The following other limits are also contained in the 2014 Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the 2014 Plan is 2,000,000 shares.

•	The maximum number of shares subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the 2014 Plan is 200,000 shares.

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The maximum number of shares that may be delivered pursuant to awards granted to non-employee directors under the 2014 Plan is 250,000 shares. This limit does not apply, however, to shares delivered in respect of compensation earned but deferred.

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“Performance-Based Awards” under Section 5.2 of the 2014 Plan payable only in cash and not related to shares and granted to a participant in any one calendar year will not provide for payment of more than $2,500,000. “Performance-Based Awards” under Section 5.2 of the 2014 Plan denominated in shares or payable in cash and related to shares (and other than stock options and stock appreciation rights, which are subject to the limit above) and granted to a participant in any one calendar year will not provide for payment of more than 1,000,000 shares (with such shares counted on a one for one basis for this purpose).

Except as described in the next sentence, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any reason are not paid or delivered under the 2014 Plan will again be available for subsequent awards under the 2014 Plan (with any such shares subject to full-value awards increasing the plan’s share limit based on the full-value award ratio described above). Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of a stock option or stock appreciation right granted under the 2014 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any stock option or stock appreciation right award, will not be available for subsequent awards under the 2014 Plan; however shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award granted under the 2014 Plan that is a full-value award, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any full-value award granted under the plan, will be available for subsequent awards under the 2014 Plan. Any shares related to full-value awards becoming available pursuant to the preceding sentence will be added back as the same number of shares as the shares underlying the related full-value award were counted against the share limit (e.g., if 10 shares are withheld by the Company to satisfy tax withholding obligations related to the vesting of 20 restricted shares that were charged against the share limit as two and a half shares for every one share actually issued, 25 shares would be added back to the 2014 Plan and be available for subsequent awards). To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will again be available for subsequent awards under the 2014 Plan (with any such shares subject to full-value awards increasing the plan’s share limit based on the full-value award ratio described above). In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2014 Plan. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 125 shares (after adjustment for the full-value award share counting ratio described above) shall be counted against the share limits of the plan.) To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares will be charged against the applicable share limits with respect to such exercise.) In addition, the 2014 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2014 Plan. The Company may not increase the applicable share limits of the 2014 Plan by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards.    The 2014 Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards pursuant to Section 5.2 of the 2014 Plan. The 2014 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2014 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2014 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of Common Stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The other types of awards that may be granted under the 2014 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, dividend equivalents, or similar rights to purchase or acquire shares, and cash awards.

Performance-Based Awards.    The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2014 Plan (including options and stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options and stock appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), working capital, stock price, total stockholder return, gross revenue, revenue growth, gross profit, gross margin, operating margin, net margin, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, new product or service launch, product or service development or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Dividend Equivalents; Deferrals.    The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2014 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of Common Stock, provided that as to any dividend equivalent rights granted in connection with an award granted under the 2014 Plan that is subject to performance-based vesting requirements, no dividend equivalent payment will be made unless the related performance-based vesting conditions of the award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related performance-based vesting conditions are not satisfied).

Assumption and Termination of Awards.    Generally, and subject to limited exceptions set forth in the 2014 Plan, if the Company dissolves or undergoes certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of its assets, all awards then-outstanding under the 2014 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the Administrator provides for the assumption, substitution or other continuation of the award. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2014 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration will be automatic upon the occurrence of any such event.

Transfer Restrictions.    Subject to certain exceptions contained in Section 5.7 of the 2014 Plan, awards under the 2014 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments.    As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2014 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority.    The 2014 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s Common Stock, under any other plan or authority.

Termination of or Changes to the 2014 Plan.    The Board of Directors may amend or terminate the 2014 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2014 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval.) Unless terminated earlier by the Board of Directors, the authority to grant new awards under the 2014 Plan will terminate on September 2, 2024. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Federal Income Tax Consequences of Awards Under the 2014 Plan

The U.S. federal income tax consequences of the 2014 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2014 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.

With respect to nonqualified stock options, the Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2014 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2014 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the Company in certain circumstances.

Specific Benefits Under the 2014 Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the 2014 Plan. The Company is not currently considering any other specific award grants under the 2014 Plan, other than the continuation of the annual equity awards to non-employee directors as described under the “Director Compensation” section above. As described under “Director Compensation” above, each non-employee director receives compensation for his or her services to the Company. Our current compensation arrangements for the non-employee directors include an annual restricted stock award for each non-employee director with a value of $60,000. Assuming, for illustrative purposes only, that the price of the common stock used for the conversion of the applicable $60,000 award value amount set forth above into shares is $15.25 (which was the closing market price on August 25, 2014), the number of shares that would be allocated to our seven non-employee directors as a group for 2015 through 2024 (the ten years in the term of the 2014 Plan if our stockholders approve this proposal) pursuant to the annual grant formula is approximately 275,410. This calculation also assumes that there are no new eligible directors, there continue to be seven eligible directors seated and there are no changes to the awards granted under the directors’ compensation policy after the date hereof.

If the 2014 Plan proposal had been in effect in fiscal 2014, we expect that our award grants for fiscal 2014 would not have been substantially different from those actually made in that year under the 2004 Plan. For information regarding stock-based awards granted to the Company’s named executive officers during fiscal 2014, see the material under the heading “Executive Compensation” below.

The total number of shares of the Company’s Common Stock issued and outstanding as of August 25, 2014 was 38,079,610 shares. The closing market price for a share of the Company’s common stock as of August 25, 2014 was $15.25 per share.

Board Recommendation

The Board of Directors believes that the 2014 Plan will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of the Board of Directors and all executive officers are eligible for awards under the 2014 Plan and thus have a personal interest in the approval of the 2014 Plan proposal.

The Board of Directors unanimously recommends a vote FOR approval of the proposed amendment to the 2014 Performance Incentive Plan.

PROPOSAL 3. APPROVAL OF AMENDMENT TO RESOURCES CONNECTION, INC.

EMPLOYEE STOCK PURCHASE PLAN

General

At the 2014 Annual Meeting, stockholders will be asked to approve an amendment to the Resources Connection, Inc. Employee Stock Purchase Plan, or ESPP, which would extend the term of the ESPP through October 16, 2024, and increase the maximum number of shares of the Company’s common stock authorized for issuance under the plan by an additional 1,500,000 shares. This amendment was adopted, subject to stockholder approval, by the Board of Directors on September 3, 2014.

Currently, a total of 4,400,000 shares of the Company’s common stock are authorized for issuance under the ESPP. Of these shares, 4,131,213 shares have previously been purchased and 268,787 shares remain available for purchase in the current and future offering periods. At the current rates of purchase and employee participation, after the December 2014 purchase, there may not be enough shares available to allow the ESPP to continue. If stockholders approve the amendment to the ESPP, the maximum number of shares that may be issued under the ESPP will increase from 4,400,000 to 5,900,000 shares. To help stockholders assess the potential dilutive impact of the ESPP, the total number of shares of the Company’s Common Stock issued and outstanding as of August 25, 2014 was 38,079,610 shares. The closing market price for a share of the Company’s Common Stock as of August 25, 2014 was $15.25 per share. Based solely on the closing price of our Common Stock as reported on August 25, 2014, the maximum aggregate market value of the shares that could be issued under the ESPP is $22,875,000.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code. It provides each of our eligible employees with an opportunity to purchase shares of the Company’s common stock at a discount through accumulated payroll deductions. The Board of Directors believes that the ESPP will help us retain and motivate eligible employees and will help further align the interests of eligible employees with those of our stockholders. The Board of Directors approved the extension of the plan term and the additional share authority requested under the ESPP to help ensure that a sufficient reserve of common stock remains available for issuance under the ESPP to allow us to continue the plan in the future.

Key Features of the ESPP as currently administered and in effect:

•	Purchase price is 85% of the fair market value of the Company’s common stock on either the first or last day of the offering period, whichever is less;

•	Two six-month offering periods per calendar year with purchases on the last trading day in the offering period (generally the last trading day of June and December);

•	The number of shares that would be available for additional issuance under the ESPP following the approval of the amendment would be less than 4.6% of common shares outstanding; and

•	Available to all employees with 90 days or more of continued employment.

Summary Description of the Employee Stock Purchase Plan (As Proposed to be Amended)

The principal terms of the ESPP are summarized below. The following summary is qualified in its entirety by the full text of the ESPP (as proposed to be amended), which has been filed as Annex B to the copy of this Proxy Statement that was filed electronically with the Securities and Exchange Commission and can be reviewed on the Securities and Exchange Commission’s website at www.sec.gov or on our website at www.rgp.com. A copy of the ESPP may also be obtained without charge by writing the Company’s Stock Plan Administrator, Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.

Offering Periods and Purchase Dates.    Shares of the Company’s common stock are offered under the ESPP through a series of offering periods. Offering periods are generally six months in duration. When an eligible employee elects to join an offering period, he or she agrees to contribute a portion of his or her compensation to the plan for that period. On the last trading day of the offering period, all payroll deductions collected from the participant during that offering period are automatically applied to the purchase of the Company’s common stock, subject to certain limitations. The price paid for the purchase of a share of stock under the ESPP at the end of each offering period is 85% of the lower of (a) the fair market value of the Company’s common stock on the first trading day of that offering period or (b) the fair market value of the Company’s common stock on the last trading day of that offering period.

Participants in the ESPP generally may not accrue rights to purchase stock under all employee stock purchase plans (as described in Section 423 of the U.S. Internal Revenue Code) of the Company and its subsidiaries at a rate exceeding $25,000 (based on the fair market value of the stock at the beginning of the applicable offering period) for each calendar year in which the purchase right is outstanding.

Shares Available.    Currently, a maximum of 4,400,000 shares of the Company’s common stock may be delivered pursuant to the ESPP. If stockholders approve the ESPP proposal, this share limit will be increased to

5,900,000 shares (an increase of 1,500,000 shares). This share limit is subject to customary adjustments in the case of stock splits, reorganizations, mergers and other similar unusual or extraordinary corporate events. As noted above, as of August 25, 2014, 268,787 shares remained available for issuance under the ESPP.

Eligibility and Participation.    All persons who are employed by the Company or designated subsidiaries at the start of an offering period, including officers and employee directors, who have been employed for at least 90 days and are regularly scheduled to work more than 10 hours per week and more than 5 months per calendar year, are eligible to participate in the ESPP for that offering period. An eligible employee may become a participant by completing a stock purchase agreement authorizing payroll deductions and filing it with the Company’s payroll office prior to the applicable enrollment date. Payroll deductions are generally limited to 15% of each participant’s compensation. A participant generally may elect to terminate and/or withdraw his or her contributions during an offering period. Participation ends automatically on a participant’s termination of employment. As of August 25, 2014, approximately 2,500 employees of the Company and its designated subsidiaries were eligible to participate in the ESPP.

No employee can participate in the ESPP if, after entering the offering period, he or she would be deemed to own stock of the Company possessing more than five percent of the total combined voting power of all of the Company’s outstanding stock.

Transfer Restrictions.    A participant’s rights with respect to purchase rights under the ESPP, as well as contributions credited to his or her ESPP account, may not be assigned, transferred, pledged or otherwise disposed of in any way except by will or the laws of descent and distribution.

Administration, Amendment and Termination of the Plan.    The ESPP is administered by the Board of Directors or by a committee appointed by the Board of Directors. Currently, the Compensation Committee of our Board of Directors administers the ESPP. Our Board of Directors may amend, modify or terminate the plan at any time and in any manner, provided that the existing rights of participants are not materially adversely affected thereby. Stockholder approval for any amendment will only be required to the extent necessary to meet the requirements of Section 423 of the Internal Revenue Code or to the extent otherwise required by law. Currently, the ESPP is scheduled to terminate on October 16, 2016. If stockholders approve the proposed amendment and unless previously terminated by our Board of Directors, no new offering periods will commence on or after October 16, 2024, or, if earlier, when no shares remain available for options under the ESPP.

Federal Income Tax Consequences of the ESPP

Following is a general summary of the current federal income tax principles applicable to the ESPP. The following summary is not intended to be exhaustive and, among other considerations, does not describe state, local or international tax consequences.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code. Participant contributions to the ESPP are made on an after-tax basis. That is, a participant’s contributions are deducted from compensation that is taxable to the participant and for which the company is generally entitled to a tax deduction.

Generally, no taxable income is recognized by a participant with respect to either the grant or exercise of his or her option under the ESPP. The Company will have no tax deduction with respect to either of those events. A participant will generally recognize income (or loss) only upon a sale or disposition of any shares that the participant acquires under the ESPP. The particular tax consequences of a sale of shares acquired under the ESPP depend on whether the participant has held the shares for a “Required Holding Period” before selling or disposing of the shares. The Required Holding Period starts on the date that the participant acquires the shares under the ESPP and ends on the later of (1) two years after the first day of the offering period in which the participant acquired the shares, or (2) one year after the purchase date on which the participant acquired the shares.

If the participant holds the shares for the Required Holding Period and then sells the shares at a price in excess of the purchase price paid for the shares, the gain on the sale of the shares will be taxed as ordinary income to the participant to the extent of the lesser of (1) the amount by which the fair market value of the shares on the first day of the offering period in which the participant acquired the shares exceeded the purchase price of the shares, or (2) the gain on the sale of the shares. Any portion of the participant’s gain on the sale of the shares not taxed as ordinary income will be taxed as long-term capital gain. If the participant holds the shares for the Required Holding Period and then sells the shares at a price less than the purchase price paid for the shares, the loss on the sale will be treated as a long-term capital loss to the participant. The Company will not be entitled to a tax deduction with respect to any shares held by the participant for the Required Holding Period, regardless of whether the shares are eventually sold at a gain or a loss.

The participant has a “Disqualifying Disposition” if the participant disposes of the shares before the participant has held the shares for the Required Holding Period. If the participant sells the shares in a Disqualifying Disposition, the participant will realize ordinary income in an amount equal to the difference between the fair market value of the shares on the date on which the participant acquired the shares and the purchase price paid for the shares, and the Company generally will be entitled to a corresponding tax deduction. In addition, if the participant makes a Disqualifying Disposition of the shares at a price in excess of the fair market value of the shares on the purchase date, the participant will realize capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the purchase date. Alternatively, if the participant makes a Disqualifying Disposition of the shares at a price less than the fair market value of the shares on the purchase date, the participant will realize a capital loss in an amount equal to the difference between the fair market value of the shares on the purchase date and the selling price of the shares. The Company will not be entitled to a tax deduction with respect to any capital gain realized by the participant.

Specific Benefits Under the ESPP

Participation in the ESPP is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the ESPP are not determinable. If the amended version of the ESPP had been in effect for fiscal year 2014, we do not expect that the number of shares purchased by participants in the plan during that year would have been materially different than the number of shares purchased as set forth in the table below. The closing market price for a share of the Company’s common stock as of August 25, 2014 was $15.25 per share.

Aggregate Past Purchases Under the Employee Stock Purchase Plan

As of August 25, 2014, 4,131,213 shares of the Company’s common stock had been purchased under the ESPP. The following number of shares have been purchased by the persons and groups identified below:

Name and Position	Aggregate Number of Shares Purchased Under the Plan in Fiscal Year 2014	Aggregate Number of Shares Purchased Under the ESPP in All Completed Offering Periods
Named Executive Officers:
Donald B. Murray	1,176	12,303
Executive Chairman
Anthony Cherbak	-0-	-0-
President and Chief Executive Officer
Nathan W. Franke	2,110	9,419
Executive Vice President and Chief Financial Officer
Kate W. Duchene	1,997	10,690
Executive Vice President of Human Relations and Chief Legal Officer
Tracy Stephens	324	7,931
Executive Vice President and Chief Operating Officer

Total for All Executive Officers (including the Named Executive Officers Named Above)	5,607	40,343
Non-Executive Director Group:	NA	NA
Each other person who has received 5% or more of the shares under the ESPP	-0-	-0-
All employees, including all current officers who are not executive officers or directors, as a group	342,541	4,090,870

Total	348,148	4,131,213

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required for approval of the amendment and restatement of the ESPP.

The Board of Directors believes that adoption of the amended and restated ESPP will promote the interests of the company and its stockholders and continue to enable the company to attract, retain and award persons important to its success.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 3 TO APPROVE THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN AS DESCRIBED ABOVE.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains three equity compensation plans: the 1999 Plan, the 2004 Plan and the ESPP. These plans have each been approved by the Company’s stockholders.

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of common stock subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of September 3, 2014.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options		Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column)
Equity compensation plans approved by stockholders	8,896,268	(1)	$18.01	(2)	268,787	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	8,896,268		$18.01		268,787

(1)	This amount includes 8,896,268 shares of our common stock subject to stock options outstanding under our 1999 Plan and 2004 Plan, but does not include 86,049 shares of our common stock issued and outstanding pursuant to unvested restricted stock awards under our 2004 Plan. The weighted average remaining term for the outstanding stock options is 5.7 years.

(2)	This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of outstanding unvested restricted stock awards issued under our 2004 Plan.

(3)	Of the aggregate number of shares that remain available for future issuance, all are available under the ESPP. The Company’s authority to grant new awards under its prior equity plans has terminated. This table does not reflect the 2,400,000 shares that will be available under the 2014 Plan or the 1,500,000 additional shares that will be available under the ESPP if stockholders approve the current proxy proposals.

PROPOSAL 4. RATIFICATION OF ENGAGEMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR FISCAL YEAR 2015

The Audit Committee of the Board of Directors has engaged the accounting firm of McGladrey LLP as the Company’s independent registered public accounting firm to conduct the annual audit of Resources Connection’s financial statements for fiscal year 2015. Although ratification of the engagement of McGladrey LLP is not required by our organizational documents or other applicable law, this matter is nevertheless being submitted to the stockholders as a good corporate governance practice to afford them the opportunity to express their views.

A representative of McGladrey LLP will be available at the Annual Meeting to answer any questions concerning the independent registered public accounting firm’s areas of responsibility, and will have an opportunity to make a statement if he or she desires to do so.

Fees

The following table shows information about McGladrey LLP’s fees for services provided to the Company in fiscal year 2014 and 2013.

	2014	2013
Audit Fees	$709,100	$656,800
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Audit Committee Policy Regarding Pre-Approval of Services of Independent Registered Public Accounting Firm

As set forth in its charter, the Audit Committee has the sole authority to review in advance, and grant any appropriate pre-approval of: (1) all auditing services to be provided by the independent registered public accounting firm and (2) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and in connection therewith to approve all fees and other terms of engagement. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. In fiscal 2014 and 2013, all fees of McGladrey LLP were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of the engagement of McGladrey LLP as the Company’s independent registered public accounting firm for fiscal year 2015.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

To the Board of Directors of Resources Connection, Inc.:

As set forth in more detail in the Audit Committee charter, the Audit Committee’s primary responsibilities fall into three categories:

•

first, the Audit Committee is responsible for overseeing the preparation of and reviewing the quarterly and annual financial reports prepared by the Company’s management, including discussions with management and the Company’s outside independent registered public accounting firm regarding significant accounting and reporting matters;

•

second, the Audit Committee is responsible for the engagement, compensation, retention and oversight of all of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting), as well as determining whether the outside registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence); and

•	third, the Audit Committee oversees management’s implementation of effective systems of internal controls.

The Audit Committee has reviewed and discussed with the Company’s management and its independent registered public accounting firm, McGladrey LLP, the Company’s audited financial statements for the years ended May 31, 2014 and May 25, 2013, known as the Audited Financial Statements. The Audit Committee had discussions with the predecessor firm, PricewaterhouseCoopers LLP regarding the Company’s audited financial statements for the year ended May 26, 2012. Management advised the Audit Committee that the Audited Financial Statements were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committee discussed with McGladrey LLP the matters required by PCAOB Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee also has received and reviewed the written disclosures and the letter from McGladrey LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with that firm its independence from the Company. The Audit Committee also discussed with the Company’s management and McGladrey LLP such other matters, and received such assurances from that firm, as the Audit Committee deemed appropriate.

Management is responsible for the Company’s internal controls and the financial reporting process. McGladrey LLP is responsible for performing an independent audit of the Company’s financial statements and the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

Based on the foregoing review and discussions and a review of the reports of McGladrey LLP and PricewaterhouseCoopers LLP with respect to the Audited Financial Statements, and relying thereon, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in Resources Connection’s Annual Report on Form 10-K for the fiscal year ended May 31, 2014.

THE AUDIT COMMITTEE

Neil Dimick, Chairperson

Robert Kistinger

Michael Wargotz

EXECUTIVE COMPENSATION

The following discussion of named executive officer compensation contains descriptions of various employment- related agreements and employee compensation plans. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the agreements and plans that we have filed as exhibits to our Annual Report on Form 10-K for the year ended May 31, 2014 filed with the SEC on July 28, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy, explains the objectives of our compensation programs and sets forth the elements of the compensation paid or awarded to, or earned by our Chief Executive Officer and the other named executive officers (“NEOs”). This CD&A also provides the Company’s analysis of these policies and decisions.

The Company’s NEOs for fiscal 2014 were:

Name	Age	Position
Donald B. Murray[3]	67	Executive Chairman of the Board of Directors
Anthony Cherbak[4]	60	President and Chief Executive Officer
Nathan W. Franke	53	Chief Financial Officer and Executive Vice President
Kate W. Duchene	51	Chief Legal Officer, Executive Vice President of Human Resources and Secretary
Tracy Stephens[5]	54	Executive Vice President and Chief Operating Officer

Fiscal 2014 Executive Summary

The Compensation Committee is responsible for setting the compensation of the NEOs in consultation with management. In determining overall compensation for fiscal 2014, the Compensation Committee considered the Company’s key business results. The Company realized the following achievements despite the uncertain economic environment affecting the professional services sector globally:

•	We achieved revenue of $567.2 million for fiscal 2014;

•	We achieved Adjusted EBITDA of $49.8 million for fiscal 2014; [6]

•	We achieved an Adjusted EBITDA Margin of 8.8% for fiscal 2014; [7]

•	We generated $32 million in cash flow from operations for fiscal 2014;

•	We returned $40.2 million to shareholders in fiscal 2014 through the Company’s dividend program and the repurchase of 2,242,614 shares of common stock through its share repurchase program;

•	We achieved total stockholder return (calculated as dividends plus stock price appreciation) for fiscal 2014 equal to approximately 15%;

[3]	Effective May 28, 2013, the first business day of the Company’s 2014 fiscal year, Mr. Murray resigned the position of Chief Executive Officer. He continues to be employed by the Company and serves as the Company’s Executive Chairman of the Board of Directors.
[4]	Effective May 28, 2013, the first business day of the Company’s 2014 fiscal year, Mr. Cherbak was appointed to succeed Mr. Murray as the Company’s new Chief Executive Officer and President.
[5]	Effective August 1, 2013, Mr. Stephens was appointed as an executive officer of the Company to serve in the Executive Vice President and Chief Operating Officer role.
[6]	See page 34 of Resources Connection, Inc.’s Annual Report on Form 10-K, filed with the SEC on July 28, 2014, for a discussion of the adjustments made and a reconciliation of those adjustments to net income (loss), the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.
[7]	Adjusted EBITDA Margin consists of Adjusted EBITDA divided by revenue.

•	We retained 100% of our top 50 clients from fiscal 2013 in fiscal 2014; and

•	We closed fiscal 2014 with $114.3 million in cash, cash equivalents and short-term investments and no bank debt on the balance sheet.

In making its executive compensation decisions, the Compensation Committee also considered the challenges encountered by the Company’s various business units during the year, including the competitive pressure on gross margin experienced in certain geographies, and the difficult global business environment for project-based professional services.

Highlights of the executive compensation program for fiscal 2014 include:

•

Base Salaries.    Base pay for NEOs remained frozen at fiscal 2010 levels, except for Mr. Stephens who received an increase in his annual base salary to $330,000 in connection with his promotion to the Executive Vice President and Chief Operating Officer position, effective August 1, 2013.

•

Annual Incentives.    Our Executive Incentive Plan (“EIP”) reflects a pay for performance culture. While we returned $40.2 million to our stockholders through our share repurchase and dividend programs and achieved total stockholder return (calculated as dividends plus stock price appreciation) for fiscal 2014 equal to approximately 15%, the Company did not achieve the target level Revenue and Adjusted EBITDA goals set in the EIP. The Company did, however, achieve performance results that exceeded both the threshold level Revenue and Adjusted EBITDA goals set in the EIP and other strategic initiatives throughout the year. Accordingly, the Compensation Committee awarded bonuses for fiscal 2014 for Messrs. Murray and Cherbak at approximately 81% of the executive’s target bonus opportunity, compared to 78% and 114%, respectively, for fiscal 2013. For the remaining NEOs, the Compensation Committee awarded higher qualitative component payouts than for Messrs. Murray and Cherbak, which resulted in bonuses for fiscal 2014 at approximately 114% of the executive’s target bonus opportunity, compared to 100% for fiscal 2013.

•

Long-Term Incentives.    In light of the diminishing pool of stock available for new award grants under our 2004 Performance Incentive Plan and that no equity awards were granted to NEOs in fiscal 2013, the Compensation Committee approved modest equity incentives, in the form of stock options, to our NEOs in fiscal 2014.

•

Stock Ownership Guidelines.    To help focus our NEOs on long-term stockholder value, we maintain guidelines requiring our NEOs to own a significant amount of the Company’s stock. See “Stock Ownership Guidelines for NEOs” below.

Compensation Governance

The Board appoints each executive officer of the Company. The Compensation Committee is conferred with the responsibility of setting the compensation of our NEOs based on the recommendations of the Chief Executive Officer (with respect to NEOs other than himself). The Compensation Committee has sole authority to determine the compensation of our Chief Executive Officer. See “Board of Directors — Compensation Committee” above for a discussion of the powers and responsibilities of the Compensation Committee and the role that our President and Chief Executive Officer plays in compensation decisions.

Compensation Philosophy

Our compensation philosophy is to deliver NEO compensation that will allow us to attract and retain highly qualified executives while maintaining a strong relationship between executive pay and Company performance. In a professional services business, we believe talent is the Company’s “critical” asset. The Company must maintain a compensation program that allows us to compete against public and private firms for exceptional talent around the globe utilizing an appropriate mix of cash and equity reward elements. In structuring our current executive compensation programs, we are guided by the following principles:

•

“At Risk” Compensation.    A significant portion of each executive’s compensation should be “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

•

Competitive Compensation.    The Company’s executive compensation programs should provide a fair and competitive compensation opportunity that enables us to attract and retain superior executive talent in the global market.

•

Alignment with Stockholder Interests.    Executive compensation should be structured to include variable elements that link executives’ financial reward to stockholder return, and executive stock ownership should be encouraged.

We have implemented the pay for performance philosophy through the following program design.

Compensation Program Design

While embracing the Company’s compensation philosophy, the Compensation Committee has designed the executive compensation programs to achieve the following objectives: (1) serve to reinforce the Company’s goals and business objectives, with an eye toward longer-term prosperity and success; (2) pay for performance in a manner that supports growth and innovation without encouraging excessive risk; (3) align the interests of management and stockholders by weighting a significant portion of total reward opportunities on long-term performance awards; (4) allow the Company to attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable elements; and (5) appreciate the culture of the Company in recognizing and supporting outstanding team-based performance and behaviors that demonstrate our core values of TIEL: Talent, Integrity, Enthusiasm and Loyalty. As described in more detail below, the material elements of our current executive compensation programs for NEOs include a base salary; an annual, cash-based incentive compensation opportunity; a long-term equity incentive opportunity and potential severance, and other benefits payable in connection with a termination of employment or change in control. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below:

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract, motivate, reward and retain high-caliber talent
Annual Cash-Based Incentive Compensation Opportunity	• Directly link pay to performance • Incentivize creation of stockholder value • Attract, motivate, reward and retain high-caliber talent
Long-Term Equity Incentives	• Incentivize creation of stockholder value
• Directly link pay to performance
• Attract, motivate, reward and retain high-caliber talent
Severance and Other Benefits Potentially Payable Upon Termination of Employment or a Change in Control	• Attract, motivate, reward and retain high-caliber talent

Use of Compensation Consultant

During fiscal 2014, the Compensation Committee did not engage an independent compensation consultant. Pursuant to its charter, the Compensation Committee has the authority in its sole discretion to retain an independent consultant as it deems appropriate and necessary. The Compensation Committee did not make significant changes to the compensation program design during the fiscal year and, therefore, determined it was not in the best interests of the Company, nor necessary, to incur the additional costs of engaging such services for fiscal 2014. However, in order to assist the Compensation Committee in conducting its annual review of peer group and other relevant data, the Company subscribed to the services of Equilar, a web-based provider of executive compensation benchmarking, data and analytics. Equilar’s data included executive compensation information for comparable executives at the companies noted in “Use of Peer Group Data” below. The Compensation Committee used this data generally to assist in its decision making process.

Use of Peer Group Data

The individual compensation elements of our program are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities relative to companies in our comparative peer group.

In fiscal 2014, as is its annual practice, the Compensation Committee reviewed the composition of the Company’s peer group to help ensure its alignment with the Company’s size, practice areas, business model delivery and geographic reach. The Compensation Committee reviews the composition of the peer group each year and approves any change to the peer group. After a review of both our peers in the marketplace and those that major advisory firms, such as ISS and Glass Lewis, include in our services sector peer group in setting our peer group used for fiscal 2014 executive compensation decisions, the Compensation Committee felt that no changes to the peer group were necessary and that the companies that constituted our peer group for our fiscal 2013 executive compensation decisions would continue to be used as the peer group for our fiscal 2014 executive compensation decisions. This peer group consisted of the following eleven professional services companies and we believe reflects the competitive landscape in which the Company operates and acquires talent.

Peer Group Companies

The Advisory Board Co.	The Corporate Executive Board Company	CRA International, Inc.
FTI Consulting, Inc.	Heidrick & Struggles International, Inc.	Hudson Global, Inc.
Huron Consulting Group Inc.	ICF International, Inc.	KForce, Inc.
Korn/Ferry International	Navigant Consulting, Inc.

The chart below contains information on revenues, market capitalization and employee headcount for our named peer group.7

Company Name	Performance Data Date	Revenue ($MM)	Market Cap ($MM)	Number Of Employees
CRA International, Inc.	12/31/2013	278	199	597
FTI Consulting, Inc.	12/31/2013	1,652	1,672	4,207
Heidrick & Struggles International, Inc.	12/31/2013	462	365	1,499
Hudson Global, Inc.	12/31/2013	660	134	1,700
Huron Consulting Group Inc.	12/31/2013	721	1,459	2,596
ICF International, Inc.	12/31/2013	949	686	4,500
Kforce, Inc.	12/31/2013	1,152	693	2,600
Korn/Ferry International	4/30/2014	995	1,448	4,042
Navigant Consulting, Inc.	12/31/2013	836	942	2,678
Resources Connection, Inc.	5/31/2014	567	474	3,113
The Advisory Board Company	3/31/2014	520	2,351	2,800
The Corporate Executive Board Company	12/31/2013	820	2,604	3,900

In addition to the peer group data, the Compensation Committee also reviews summary statistical information from survey data about general industry practices in private companies and partnerships with which we compete for talent. In reviewing this information, the Compensation Committee does not focus on any one company included in the surveys to make its decisions. Our compensation evaluation process generally involves comparing the base salaries, annual incentive compensation opportunities, total cash compensation and long-term equity incentive opportunities provided to our NEOs to similar compensation opportunities provided to com-

[7]	The information contained in the chart was obtained from EquilarInsight.

parable executives at our peer group companies as determined by the information from ISS Governance Analytics and other publicly-available sources. Although these benchmarks and other data represent useful background, the Compensation Committee exercises its judgment and discretion in setting individual executive compensation packages. This data is used by the Compensation Committee, not to set specific targets vis-à-vis peer company executives, but to assess as background data in determining what it considers in its judgment to be fair and reasonable pay practices for our NEOs. Our Company operates what we believe is a unique compensation program that reinforces a team-based culture and rewards NEOs more for company and team-based results than particular individual achievements.

Role of Stockholder Say-on-Pay Votes

The Company’s stockholders are provided with an opportunity to cast an annual advisory vote on the Company’s executive compensation program through the say-on-pay proposal. At the Company’s annual meeting of stockholders held in October 2013, approximately 89% of the votes cast supported the Company’s say-on-pay proposal. The Compensation Committee believes this strong result affirms stockholders’ support of the Company’s approach to its executive compensation program. The Compensation Committee did not change its approach to executive compensation for fiscal 2014 or program design (other than, as noted previously and discussed below, it approved stock option awards to the NEOs in fiscal 2014 unlike in 2013, when grants were not made because of the relatively small pool of shares that remained available for new award grants under our 2004 Performance Incentive Plan) and believes the program in place, as in prior years, includes a number of features that further the goals of the Company’s executive compensation program and reflect current best practices. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the NEOs.

Elements of Pay for Named Executive Officers

Base Salary

The Compensation Committee generally reviews the base salary paid to each NEO on an annual basis. Under the NEO’s employment agreement, the Compensation Committee may increase the NEO’s then current base salary based on its review, but it may not reduce the base salary level.

In determining whether base salary increases for fiscal 2014 for the NEOs were appropriate, we considered the base salary levels of other employees within the Company, each NEO’s length of service, our general financial performance and growth, and the base salaries and total cash compensation earned by comparable executives at our peer group companies (based on their published data). Based upon the foregoing, the Compensation Committee determined the following:

•

No NEO received a base salary increase in fiscal 2014, other than Mr. Stephens who received an increase in his annual base salary to $330,000 in connection with his promotion to the Executive Vice President and Chief Operating Officer position, effective August 1, 2013; and

•	Base salary levels for Mr. Murray and Mr. Cherbak were below the median paid to executive chairman and chief executive officers of the peer group.

Column (c) of the “Summary Compensation Table — Fiscal 2012 — 2014” in the “Executive Compensation Tables for Fiscal 2014” section below shows the base salary paid to each NEO for fiscal 2014.

Annual Incentive Compensation

The Compensation Committee established an executive incentive bonus plan (“EIP”) for fiscal 2014 in which the NEOs were eligible to participate. In summary, the EIP sets forth each NEO’s target annual incentive compensation opportunity and the overall bonus structure and mechanics used to determine the NEO’s incentive cash award for the fiscal year. The Compensation Committee made no substantive changes to the annual incentive compensation plan design from fiscal 2013 to fiscal 2014, other than setting performance targets for the quantitative measures — Revenue and Adjusted EBITDA — in the EIP.

More specifically, under the EIP, each NEO’s annual incentive compensation opportunity has a quantitative component and a discretionary component. The quantitative component constitutes 60% of each NEO’s target annual incentive compensation opportunity and is determined based on the Company’s Revenue and Adjusted EBITDA results for the fiscal year as compared with performance targets established by the Compensation Committee at the beginning of the fiscal year. The Adjusted EBITDA measure is our earnings before interest, taxes, depreciation, amortization, stock-based compensation expense and contingent consideration adjustments, expressed as a percentage of revenue. The Compensation Committee selected these performance measures for the EIP because it believes they are closely correlated to our annual business objectives and growth in stockholder value, and are straightforward to administer, understand and communicate.

For fiscal 2014, the Compensation Committee made the following decisions:

•

The target annual incentive compensation opportunity for Mr. Murray and Mr. Cherbak was set at 100% of their respective base salary, and the maximum incentive compensation opportunity was set at 225% of their respective base salary.

•

The fiscal 2014 target annual incentive compensation opportunities for the other NEOs were set at 75% of their respective base salaries, while their maximum incentive compensation opportunities were equal to 150% of their respective base salaries.

•	Mr. Murray’s and Mr. Cherbak’s higher percentage is reflective of their overall responsibilities for the operations and results of the Company.

•

The target and maximum award percentages set in the 2014 EIP for the other NEOs were not changed from the 2013 EIP levels, except that Mr. Stephens’ target and maximum bonus opportunities for fiscal 2014 increased to 75% and 150% of base salary, respectively, in connection with his promotion to the chief operating officer role on August 1, 2013.

The Compensation Committee determined in its discretion that these levels provided for fair and competitive rewards to the NEOs after reviewing historical data regarding the peer group companies and using its own subjective judgment and knowledge of the industry’s pay practices.

Pursuant to the terms of the EIP, the Company must achieve at least 75% of the Revenue performance target for the NEOs to receive any payment in respect of this quantitative component of their annual incentive compensation opportunity. Similarly, the Company must achieve at least 75% of the Adjusted EBITDA performance target for the NEOs to receive any payment in respect of this quantitative component of their annual incentive compensation opportunity. For each quantitative performance measure, a threshold payment will be made at Company performance levels equal to 75% of the target performance level amount, the target payment will be made if the Company achieves the target performance level and the maximum payment will be made if the Company achieves performance levels equal to 140% or more of the target performance levels. For each performance measure, the threshold payout is equal to 30% of the target annual incentive compensation opportunity attributable to the performance measure, the target payout is equal to 100% of such target amount attributable to the performance measure, and the maximum payout is equal to 225% of the target amount attributable to the performance measure for Mr. Murray and Mr. Cherbak, and 200% for Ms. Duchene, Mr. Franke and Mr. Stephens. The amounts payable for performance levels in between the threshold, target and maximum performance levels are determined based on a straight line interpolation. The Compensation Committee set each NEO’s target and maximum annual incentive compensation opportunity for fiscal 2014 as a percentage of his or her base salary. The NEO’s target and maximum bonus percentages were generally determined by the Compensation Committee in its discretion based on its subjective assessment of several factors, including comparable bonus opportunities in effect for comparable executives at our peer group companies (based on their published data), total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data), internal comparability with percentage targets of other executives within the Company, and the Company’s objective of creating appropriate at-risk incentives to reinforce our team-based management culture and maximize stockholder value.

The following table sets forth the target performance levels established by the Compensation Committee for the EIP for fiscal 2014. As shown in the table, the Company did not achieve either the Revenue or Adjusted

EBITDA target for fiscal 2014, but we did achieve performance results that exceeded the 75% threshold performance level for each metric. The amounts paid to each NEO in respect of the quantitative component of his or her annual incentive compensation opportunity are presented in column (g) of the “Summary Compensation Table —Fiscal 2012 — 2014” below.

Metric Definition	Target	Fiscal 2014 Actual Results	Actual Payout Percentage Achieved
Revenue	$592,500,000	$567,181,000	96%
Adjusted EBITDA	10% of Actual Revenue	$49,810,000	88%

The remaining 40% of each NEO’s target annual incentive compensation opportunity is determined based on qualitative measures determined by the Compensation Committee in its discretion. Such factors generally include the Compensation Committee’s subjective assessment of the Company’s financial performance for the year as a whole (as opposed to the quantitative performance component which measures performance against pre-established targets), the individual NEO’s performance for the year, whether any NEO completed any special projects or transactions during the year and other qualitative team-based performance assessments. The Company believes this mix of predominantly quantitative components coupled with a smaller discretionary component provides appropriate incentives to achieve pre-established goals while giving the Compensation Committee some flexibility to reward other achievements.

For fiscal 2014, the Compensation Committee based its discretionary component determination for the NEOs on its subjective assessment of the Company’s financial performance, including management of operating costs, cash flow, profitability and gross margins; client service performance, including, client retention, client penetration and continuity, expansion of global accounts and strategic business model expansion; and human resources management, including, employee retention, development and growth of leadership and management skills, and effective team stewardship of the Company’s culture. These factors did not include any specific, objective goals, and there was no specific weighting of the particular factors. The considerations for the fiscal 2014 executive incentive bonus plan awards included the following:

•

We closed fiscal 2014 with $114.3 million in cash, cash equivalents and short-term investments and no bank debt on the balance sheet, on top of the return of approximately $40.2 million to stockholders during the year;

•	We achieved revenue of $567.2 million for fiscal 2014;

•	We achieved Adjusted EBITDA of $49.8 million for fiscal 2014;

•	We increased our share price during fiscal 2014 by 12.9%, from $10.98 per share at the beginning of the year to $12.40 at year-end;

•	We achieved 100% retention of its top 50 clients during fiscal 2014;

•	We increased our quarterly dividend during the first quarter of fiscal 2014 to $0.07 per share, which was increased to $0.08 per share in July 2014; and

•

We retained all of our key executive and field operations management in the face of the difficult economy which the Compensation Committee determined would help provide a stable platform for the Company’s future.

Based upon all of the foregoing, including a subjective assessment of those achievements as well as general competitive compensation practices, the Compensation Committee decided the following for fiscal 2014:

•

Although the Compensation Committee noted the achievements listed above, the Compensation Committee determined that the Company did not increase revenue and share value to the full extent management believed possible. Accordingly, after taking into account the bonuses to be paid to the NEOs under the quantitative component of the EIP, the Compensation Committee decided to award bonuses at less than the maximum discretionary award.

•

The discretionary award for fiscal 2014 determined by the Compensation Committee for Mr. Murray and Mr. Cherbak amounted to 34% of their respective base salaries (or 38% of the maximum discretionary award available).

•

The discretionary award for fiscal 2014 determined by the Compensation Committee for Ms. Duchene, Mr. Franke and Mr. Stephens amounted to approximately 51% of their respective base salaries (or 85% of the maximum discretionary award available).

The amounts paid to each NEO in respect of the discretionary component of his or her annual incentive compensation opportunity are presented in column (d) of the “Summary Compensation Table — Fiscal 2012 — 2014” below.

As evidenced by the compensation paid to the NEOs for fiscal 2014 as compared to peer group data, the Company’s pay practices bear out its philosophy that significant cash compensation for the NEOs is “at risk” — tied to not only the Company’s attainment of its annual financial and business objectives but also those of its stockholders.

Long-Term Incentive Awards

The Company’s view is that the NEOs’ long-term compensation should be directly linked to the value provided to our stockholders. The NEOs’ long-term compensation is currently awarded in the form of nonqualified stock options having an exercise price equal to the closing price of the Company’s common stock on the grant date. Stock options are our preferred form of equity award for executives because the options will not have any value unless the shares of the Company’s common stock appreciate in value following the grant date. If the stock price does not appreciate, the executive does not realize any value from the option. This vehicle is directly tied to stockholder return. We believe that as an 18-year old company, continuing to build a global footprint, we have significant growth ahead of us. As such, we believe that stock options — which only convey real value with share price appreciation — continue to be the most appropriate equity vehicle to use in our reward programs to align executive and stockholder interests.

Stock option grants to our NEOs typically vest in a series of installments over a four-year vesting period. We believe this four-year vesting period provides an incentive for the NEOs to remain in our employ, and also focuses the NEOs on the long-term performance and business objectives of the Company for the benefit of our stockholders. We believe the four-year vesting period is consistent with compensation practices in the market generally and strikes an appropriate balance between the interests of the Company, our stockholders and the individual NEOs in terms of the incentive, value creation and compensatory aspects of these equity awards.

The size of equity award granted to each of our NEOs is a subjective decision made by the Compensation Committee in the exercise of its business judgment. In making this determination, the Compensation Committee considers its general assessment of the Company’s revenue achievement and return on equity, client retention, Company morale, success in developing a productive management team, corporate governance, performance and risk management. The Compensation Committee also takes into account the total cash compensation paid to the NEOs in our immediately preceding fiscal year, the number and value of options previously granted to the NEOs, dilution effects on our stockholders, the need to make sure that an appropriate number of shares would be available for option awards to less-senior employees, the number and value of long-term equity awards made to comparable executives at our peer group companies (based on their published data), and the goal of providing the NEOs with total long-term equity compensation and total compensation amounts that we think are appropriate and competitive. We believe the size of each NEO’s stock option award is consistent with our compensation objectives of paying for performance and putting a significant portion of the NEOs’ total compensation “at risk.”

After a review of the factors described in the preceding paragraph, and after noting that no equity awards were made to NEOs in fiscal 2013, the Compensation Committee determined to approve equity awards, in the form of stock options, to NEOs in fiscal 2014. For Mr. Murray and Mr. Cherbak, the Compensation Committee approved the grant of 90,000 stock options; for Mr. Franke and Ms. Duchene, the Compensation Committee approved the grant of 35,000 stock options; and for Mr. Stephens, the Compensation Committee approved the grant of 25,000 stock options. The size of the equity awards approved reflects the heightened responsibilities of Mr. Murray and Mr. Cherbak over the entire business.

The Board and management fully support the pay for performance principle advocated by ISS, Glass Lewis and other advisory services, and that principle has long been the cornerstone of our executive compensation program. Our Board and management are fully committed to increasing earnings per share thereby positioning the Company to increase dividends in the future and create an environment for improved stockholder returns.

Perquisites

During fiscal 2014, the NEOs were eligible to participate in the Company’s retirement, and health and welfare programs that are generally available to other employees in the Company. In addition, our NEOs received a modest automobile allowance or car expense reimbursement. The Compensation Committee believes these modest perquisites are consistent with competitive practices and help us attract and retain talent.

Change In Control and Severance Benefits

Employment Agreements.    The Company believes that severance protections can play a valuable role in attracting and retaining high caliber talent. In the competitive professional services industry in which we operate, where executives are commonly being recruited by both more established companies and by start-up ventures, severance and other termination benefits are an effective way to offer executives financial security to offset the risk of accepting an opportunity with another company. Pursuant to their employment agreements in effect during fiscal 2014, each of the NEOs would be entitled to severance payments if the executive’s employment was terminated by the Company without cause or by the executive for good reason. Because we believe that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such constructive termination of the executive’s employment. The level of severance benefits for our Executive Chairman and our Chief Executive Officer differs from the other NEOs because of the scope and responsibility of those positions and the competitive pay practices for such roles. The other NEOs’ severance benefits are generally the result of negotiations with the group in 2008 (and 2013, for Mr. Cherbak and Mr. Stephens) as the Company sought to provide consistent packages with our objective of utilizing severance benefits to attract and retain team-oriented executives. We generally provide each NEO with amounts and types of severance benefits that we believe are reasonable and will permit us to attract and/or continue to employ the individual NEO.

Under the employment agreements for Mr. Murray, Ms. Duchene and Mr. Franke, entered into in 2008 and which continued in effect during fiscal 2014, each executive would be entitled to reimbursement for the full amount of any excise taxes imposed on his or her severance benefits and any other payments under Section 4999 of the Internal Revenue Code. We provide the NEOs with a “gross-up” for any parachute payment excise taxes that may be imposed because we determined the appropriate level of the executives’ severance protections without factoring in the adverse tax effects that may result under Section 4999 of the Internal Revenue Code. The excise tax gross-up is intended to make the executive whole for any adverse tax consequences that he or she may become subject to under Section 4999 of the Internal Revenue Code, and to preserve the level of his or her severance protections that we have determined to be appropriate. The new employment agreements for Mr. Cherbak and Mr. Stephens (which became effective in May 2013 and August 2013, respectively) do not provide for a tax “gross-up” payment; the tax “gross-up” provision in Mr. Cherbak’s prior employment agreement with the Company was eliminated. The Company will no longer include tax “gross-up” provisions in any new executive employment agreement for excise taxes triggered in connection with a change in control of the Company. The NEOs’ employment agreements are described in further detail in the narrative following the “Description of Employment Agreements — Cash Compensation Grants” section and in the “Potential Payments upon Termination or Change in Control” section below.

Stock Ownership Guidelines for NEOs

On July 25, 2013, the Board approved the following amendment to the stock ownership guidelines for the Company’s NEOs.

•	The Executive Chairman should own the Company’s common stock equal in value to the lesser of three times base salary or 100,000 shares.

•	The Chief Executive Officer should own Company common stock equal in value to the lesser of three times base salary or 100,000 shares.

•	All other NEOs should own Company common stock equal in value to the lesser of two times base salary or 20,000 shares.

Stock that counts towards satisfaction of the ownership guidelines includes:

•	Shares of common stock beneficially held, either directly or indirectly;

•	Restricted stock issues and held whether vested or unvested; and

•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All executive officers covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or compensation, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change. All of our NEOs have either already satisfied the applicable share ownership guidelines or still have an additional period of time to satisfy the guidelines, as illustrated by the table below.

	Share-Based Guideline	Current Qualifying Shares Held	Market Value Guideline	Market Value of Shares Held as of the Record Date
Donald B. Murray	100,000	1,260,684	$1,749,000	$19,225,431
Executive Chairman

Anthony Cherbak	100,000	34,200	$1,749,000	$521,550
President and Chief Executive Officer

Kate W. Duchene	20,000	74,696	$660,000	$1,139,114
Executive Vice President of Human Resources and Chief Legal Officer

Nathan W. Franke	20,000	14,419	$660,000	$219,890
Executive Vice President and Chief Financial Officer

Tracy Stephens	20,000	1,620	$660,000	$24,705
Executive Vice President and Chief Operating Officer

Insider Trading Policy Summary

The Company’s directors, officers and employees worldwide annually acknowledge the Company’s Insider Trading Policy which advises that if the director, officer or employee is in possession of material, non-public information relating to Resources Connection, it is Resources Connection’s policy that neither the director, officer or employee, nor any person related, may buy or sell securities of Resources Connection or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including our customers or suppliers, if the director, officer or employee has material, non-public information about that company which was obtained in the course of his or her employment with Resources or Board membership. The Board expects to update this policy when regulations regarding prohibited hedging transactions are implemented by the SEC.

Tax Deductibility of Executive Compensation

Under current Internal Revenue Service guidance, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any year to the corporation’s chief executive officer and certain of its other executive officers. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

As one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. To the extent reasonably practicable and consistent with our compensation objectives, the Compensation Committee will generally take action to qualify executive compensation as performance-based under Section 162(m), except in those cases in which the Compensation Committee believes stockholder interests are best served by retaining flexibility. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. We have intended to structure certain quantitative portions of our cash-based incentive compensation and our stock option grants to the Company’s executive officers under the 2004 Plan (and, if approved by stockholders, our proposed 2014 Plan) as qualifying performance-based compensation for Section 162(m) purposes. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jolene Sarkis, Chairperson

Neil Dimick

A. Robert Pisano

Michael Wargotz

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above served as members of the Compensation Committee for all of fiscal 2014. No member of the Compensation Committee at any time during the 2014 fiscal year was an executive officer or employee of the Company during or prior to the 2014 fiscal year, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2014.

EXECUTIVE COMPENSATION TABLES FOR FISCAL 2014

Summary Compensation Table — Fiscal 2012 — 2014

The following table presents information regarding compensation of our NEOs for services rendered during fiscal years 2012, 2013 and 2014. Unless otherwise noted, the footnote disclosures apply to fiscal 2014 compensation. For an explanation of the amounts included in the table for fiscal 2012 and 2013, please see the footnote disclosures in our Proxy Statement for the corresponding fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Donald B. Murray	2014	583,000	200,000	-0-	358,407	271,445	-0-	22,650	1,435,502
Executive Chairman	2013	583,000	225,000	-0-	-0-	229,820	-0-	22,500	1,060,320
	2012	583,000	341,000	-0-	448,488	369,415	-0-	22,350	1,764,253
Anthony Cherbak	2014	583,000	200,000	-0-	358,407	271,445	-0-	22,650	1,435,502
President and Chief Executive Officer	2013	400,000	225,000	-0-	-0-	118,260	-0-	22,500	765,760
	2012	400,000	159,294	-0-	298,992	185,706	-0-	22,350	1,066,342
Kate W. Duchene	2014	330,000	168,000	-0-	139,381	115,236	-0-	22,650	775,267
Executive Vice President of Human Resources,	2013	330,000	150,000	-0-	-0-	97,565	-0-	22,500	600,065
	2012	330,000	138,792	-0-	174,412	153,208	-0-	21,855	818,267
Chief Legal Officer and Secretary
Nathan W. Franke	2014	330,000	168,000	-0-	139,381	115,236	-0-	22,650	775,267
Executive Vice President and Chief Financial Officer	2013	330,000	150,000	-0-	-0-	97,565	-0-	22,500	600,065
	2012	330,000	148,792	-0-	174,412	153,208	-0-	22,350	828,762
Tracy Stephens(5)	2014	324,462	168,000	-0-	91,318	115,236	-0-	19,881	718,897
Executive Vice President and Chief Operating Officer

(1)	The amounts reported in column (d) above represent amounts earned in respect of the discretionary component of the NEOs’ annual incentive compensation opportunity for the applicable fiscal year, as described in more detail in the “Compensation Discussion and Analysis” section above under the heading, “Elements of Pay for Named Executive Officers — Annual Incentive Compensation.” Such earned amounts are paid in the fiscal year following the fiscal year in which they were earned.

(2)

The amounts reported in columns (f) of the table above for fiscal 2014 reflect the fair value on the grant date of the option awards granted to our NEOs. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in column (f), please see (i) the discussion of option awards contained in Note 14 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May, 31, 2014, and (ii) similar Stock

Based Compensation Plan notes contained in the Company’s Consolidated Financial Statements filed on Form 10-K for prior fiscal years as to the option awards granted in those years.

(3)	The amounts reported in column (g) above represent amounts earned in respect of the quantitative component of the NEOs’ annual incentive compensation opportunity for the applicable fiscal year, as described in more detail in the “Compensation Discussion and Analysis” section above under the heading, “Elements of Pay for Named Executive Officers — Annual Incentive Compensation.” Such earned amounts are paid in the fiscal year following the fiscal year in which they were earned.

(4)	The amounts reported for fiscal 2014 in column (i) include an automobile allowance of $15,000 (for Mr. Stephens, the automobile allowance was pro-rated to reflect his appointment as an officer on August 1, 2013) and a matching contribution under the Company’s 401(k) plan of $7,650.

(5)	Mr. Stephens was appointed as one of our executive officers, effective August 1, 2013. The table above includes all compensation earned by Mr. Stephens with respect to services rendered during fiscal 2014. No compensation data is provided for any period prior to fiscal 2014 pursuant to applicable SEC rules.

The “Summary Compensation Table — Fiscal 2012 — 2014” above quantifies the value of the different forms of compensation earned by or awarded to our NEOs during the applicable fiscal years. The primary elements of each NEO’s total compensation reported in the table are base salary, an annual incentive compensation opportunity (which has both a discretionary component and a quantitative component) and long-term equity incentives consisting of non-qualified stock options. NEOs also received the other benefits listed in column (i) of the “Summary Compensation Table — Fiscal 2012 — 2014”, as further described in footnote (4).

Description of Employment Agreements — Cash Compensation

We have entered into employment agreements with each of the NEOs. The salary and bonus terms of each agreement are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

Donald B. Murray.    On June 1, 2008, we entered into an amended and restated employment agreement with Mr. Murray. The amended employment agreement provides for a term expiring March 31, 2009, with the term thereafter being extended for one year on each April 1 (commencing with April 1, 2009) unless either party provides notice that the term will not be extended. The agreement provides that Mr. Murray will receive an annualized base salary of $550,000, subject to annual review by the Board of Directors. Based on its review, the Board of Directors has discretion to increase (but not reduce) the base salary each year. The agreement also provides for Mr. Murray to participate in any annual incentive plans maintained by the Company for its global senior management executives generally. In addition, the agreement provides that Mr. Murray is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally. Mr. Murray’s current annual salary, as set by the Board of Directors, is $583,000. On April 23, 2013, Mr. Murray notified the Board of Directors of his agreement to transition his title and responsibilities as Chief Executive Officer to Anthony Cherbak effective May 28, 2013 in connection with the Company’s planned executive succession. All other terms of his employment agreement, dated June 1, 2008, continue in effect.

Anthony Cherbak.    On April 23, 2013, as part of the Company’s planned executive succession, we entered into a new employment agreement with Mr. Cherbak, superseding and replacing, in its entirety, the prior employment agreement Mr. Cherbak entered into with the Company dated July 17, 2008. The agreement provides for a three-year term of employment commencing on May 28, 2013 and ending with the close of business on the last day of the Company’s fiscal year 2016, with the term automatically being extended for one year on each May 28 (commencing with May 28, 2015) unless either party provides notice that the term will not be extended. The agreement provides for Mr. Cherbak to receive an annualized base salary of $583,000, subject to annual review by the Board of Directors. Based on its review, the Board of Directors has the discretion to increase (but not reduce) the base salary each year. The agreement also provides for Mr. Cherbak to participate in any annual incentive plans maintained by the Company for its global senior management executives generally. In addition, the agreement pro-

vides that Mr. Cherbak is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally. Mr. Cherbak’s current annual base salary remains at the $583,000 level provided for in the agreement.

Kate W. Duchene and Nathan W. Franke.    On July 17, 2008, we entered into employment agreements with Ms. Duchene and Mr. Franke. Each of these agreements provides for a three-year term of employment expiring July 31, 2011, with the term automatically being extended for one year on each August 1 (commencing with August 1, 2011) unless either party provides notice that the term will not be extended. The agreement with Ms. Duchene provides for her to receive an annualized base salary of $318,000, and the agreement with Mr. Franke provides for him to receive an annualized base salary of $300,000, subject to annual review by the Board of Directors. The Compensation Committee, based on the recommendation of the Chief Executive Officer, has discretion to increase (but not reduce) the executive’s base salary each year. Each agreement also provides for the executive to participate in any annual incentive plans maintained by the Company for its global senior management executives generally. In addition, each agreement provides that the executive is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally. The current annual base salary for Ms. Duchene and Mr. Franke is $330,000 and $330,000, respectively.

Tracy Stephens.    On July 30, 2013, we entered into an employment agreement with Mr. Stephens. The agreement provides for a three-year term of employment expiring July 31, 2016, with the term automatically being extended for one year on each August 1 (commencing with August 1, 2015) unless either party provides notice that the term will not be extended. The agreement provides for an annualized base salary of $330,000, subject to annual review by the Board of Directors. The Compensation Committee, based on the recommendation of the Chief Executive Officer, has discretion to increase (but not reduce) the executive’s base salary each year. Each agreement also provides for the executive to participate in any annual incentive plans maintained by the Company for its global senior management executives generally. In addition, the agreement provides that the executive is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally. The current annual base salary for Mr. Stephens is $330,000.

Grants of Plan-Based Awards in Fiscal 2014

The following table presents information regarding (i) the non-qualified stock options granted to NEOs in fiscal 2014, and (ii) potential threshold, target and maximum amounts payable in respect of the quantitative component of the NEOs’ annual incentive compensation opportunity for fiscal 2014. The material terms of each of these compensation opportunities are described below and in the “Compensation Discussion and Analysis” section above.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum $
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Donald B. Murray	5/28/2013	104,940	349,800	787,050	—	90,000	11.05	358,407
Anthony Cherbak	5/28/2013	104,940	349,800	787,050	—	90,000	11.05	358,407
Kate W. Duchene	5/28/2013	44,550	148,500	297,000	—	35,000	11.05	139,381
Nathan W. Franke	5/28/2013	44,550	148,500	297,000	—	35,000	11.05	139,381
Tracy Stephens	5/28/2013	44,550	148,500	297,000	—	25,000	11.05	91,318

(1)

Amounts reported represent the potential amounts payable for fiscal 2014 in respect of the quantitative component of the NEOs’ annual incentive compensation opportunity at threshold, target and maximum performance levels. The actual amounts payable to each NEO for fiscal 2014 in respect of this component of his or her annual incentive compensation opportunity are reported in column (g) (Non-Equity Incentive Plan Compensation) of the “Summary Compensation Table — Fiscal 2012 — 2014” above.

(2)	The amounts reported in column (i) of the table above for fiscal 2014 reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts reported in column (i), please see footnote (2) to the “Summary Compensation Table — Fiscal 2012 — 2014” above.

Description of Plan-Based Awards

For information on the stock options and non-equity incentive plan awards granted to our NEOs for fiscal 2014, please see the discussion in the “Compensation Discussion and Analysis” section above under the heading “Elements of Pay for Named Executive Officers — “Long-Term Incentive Awards” and “Annual Incentive Compensation.”

Outstanding Equity Awards at Fiscal 2014 Year-End Table

The following table presents information regarding the outstanding equity awards held by each NEO as of May 31, 2014, the end of fiscal 2014.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
Donald B. Murray	2/10/2005	75,000	0	$24.46	2/10/2015
	2/17/2006	75,000	0	$27.41	2/17/2016
	2/1/2007	67,500	0	$31.80	2/1/2017
	3/27/2008	33,750	0	$17.89	3/27/2018
	2/19/2009	90,000	0	$14.48	2/19/2019
	2/19/2010	90,000	0	$17.90	2/19/2020
	3/7/2011	67,500	22,500	$19.26	3/7/2021
	3/14/2012	45,000	45,000	$12.60	3/14/2022
	5/28/2013	22,500	67,500	$11.05	5/28/2023
Anthony Cherbak	7/1/2005	25,000	0	$23.49	7/1/2015
	2/1/2007	22,500	0	$31.80	2/1/2017
	3/27/2008	11,250	0	$17.89	3/27/2018
	2/19/2009	51,750	0	$14.48	2/19/2019
	2/19/2010	50,000	0	$17.90	2/19/2020
	3/7/2011	45,000	15,000	$19.26	3/6/2021
	3/14/2012	30,000	30,000	$12.60	3/14/2022
	5/28/2013	22,500	67,500	$11.05	5/28/2023
Kate W. Duchene	2/10/2005	25,000	0	$24.46	2/10/2015
	2/17/2006	25,000	0	$27.41	2/17/2016
	2/1/2007	22,500	0	$31.80	2/1/2017
	3/27/2008	11,250	0	$17.89	3/27/2018
	2/19/2009	49,500	0	$14.48	2/19/2019
	2/19/2010	35,000	0	$17.90	2/19/2020
	3/7/2011	26,250	8,750	$19.26	3/7/2021
	3/14/2012	17,500	17,500	$12.60	3/14/2022
	5/28/2013	8,750	26,250	$11.05	5/28/2023
Nathan W. Franke	1/2/2008	25,000	0	$17.55	1/2/2018
	2/19/2009	49,500	0	$14.48	2/19/2019
	2/19/2010	35,000	0	$17.90	2/19/2020
	3/7/2011	26,250	8,750	$19.26	3/7/2021
	3/14/2012	17,500	17,500	$12.60	3/14/2022
	5/28/2013	8,750	26,250	$11.05	5/28/2023
Tracy Stephens	2/10/2005	8,000	0	$24.46	2/10/2015
	2/17/2006	8,000	0	$27.41	2/17/2016
	2/1/2007	13,200	0	$31.80	2/1/2017
	3/27/2008	6,750	0	$17.89	3/27/2018
	2/19/2009	18,450	0	$14.48	2/19/2019
	2/19/2010	22,000	0	$17.90	2/19/2020
	3/7/2011	18,750	6,250	$19.26	3/7/2021
	9/8/2011	0	5,000	$9.20	9/8/2021
	3/14/2012	12,500	12,500	$12.60	3/14/2022
	5/28/2013	6,250	18,750	$11.05	5/28/2023

Subject to each NEO’s continued employment, these options are scheduled to become vested and exercisable over a four-year period, with one-fourth of each option grant becoming vested and exercisable on each of the first four anniversaries of the grant date of the option. The grant date of each option is included in the table above under column (b). All unexercised options expire ten years from the date of grant. As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each option grant may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.

Option Exercises and Stock Vested in Fiscal 2014

The following table presents information the amount realized upon the exercise of stock options by our NEOs during fiscal 2014. None of our NEOs held restricted stock that vested during fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Donald B. Murray	75,000	84,699	—	—
Anthony Cherbak	—	—	—	—
Kate W. Duchene	25,000	38,056	—	—
Nathan W. Franke	—	—	—	—
Tracy Stephens	2,500	10,225	—	—

(1)	The dollar amounts shown for stock options in column (c) above are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the exercise date and the exercise price of the options.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the NEOs in connection with certain terminations of their employment with the Company and/or a change in control of the Company. All such benefits will be paid or provided by the Company.

For purposes of this section, we have assumed that (i) the price per share of the Company’s common stock is equal to $12.40, the closing price per share on May 30, 2014 (the last trading day of fiscal 2014), (ii) outstanding stock options are substituted or assumed in connection with certain change in control or other corporation transactions where the Company does not survive (or does not survive as a publicly-traded company), and the Compensation Committee does not exercise any discretion to otherwise accelerate the vesting of outstanding awards in connection with such an event, and (iii) the value of any stock options or shares of restricted stock are required to be accelerated pursuant to the terms of the award or the executive’s employment agreement is equal to the full value of such awards (i.e. the full closing price per share on May 30, 2014, the last trading day of fiscal 2014, for restricted stock awards) and, as to stock options, the difference between that closing price on May 30, 2014 and the exercise price of the options). In the event that outstanding stock options or restricted shares are not substituted or assumed in connection with certain corporate transactions where the Company does not survive (or does not survive as a publicly-traded company), these awards would generally become fully vested in advance of being terminated in connection with the transaction.

Severance Benefits in Effect at the End of Fiscal 2014

The following sections describe the severance and/or change in control benefits provided under each of the NEOs’ employment agreements as in effect at the end of fiscal 2014. Each of these agreements also includes post-termination confidentiality and non-solicitation covenants in favor of the Company.

Donald B. Murray

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.    In the event that Mr. Murray’s employment is terminated by the Company without cause or by Mr. Murray for good reason (as such terms are defined in his employment agreement), or in the event that the Company elects not to extend the term of his employment agreement, Mr. Murray will be entitled to receive a lump sum payment equal to the sum of (1) three times his then current annual base salary rate plus (2) his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Murray will generally be entitled to continued participation in the Company’s group health insurance plans at the Company’s expense for up to three years following his termination of employment and full vesting of his then-outstanding and otherwise unvested stock options and restricted stock awards.

In the event that Mr. Murray’s employment terminates in connection with a change in control of the Company under circumstances giving rise to severance under his employment agreement, and such severance payments or benefits would be subject to excise taxes under Section 4999 of the Internal Revenue Code, the Company will make a “gross-up” payment to put Mr. Murray in the same after-tax position as though such payments or benefits were not subject to such excise taxes.

Death or Disability.    In the event that Mr. Murray’s employment terminates due to his death or disability, he (or his estate) will be entitled to receive a prorated portion of his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Murray would be entitled to full vesting of his then-outstanding and otherwise unvested equity-based awards.

Anthony Cherbak

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.    In the event that Mr. Cherbak’s employment is terminated by the Company without cause or by Mr. Cherbak for good reason (as such terms are defined in the executive’s employment agreement), Mr. Cherbak will be entitled to receive a lump sum payment equal to three times the sum of his then current annual base salary plus target annual incentive bonus. In addition, Mr. Cherbak will generally be entitled to continued participation in the Company’s group health plans at the Company’s expense for up to two years following his termination of employment and full vesting of his or her then-outstanding and otherwise unvested stock options and restricted stock awards. In the event that the Company elects not to extend the term of Mr. Cherbak’s employment agreement, Mr. Cherbak would be entitled to the benefits set forth above except that the lump sum payment would equal one and one-half times his then current annual base salary rate. Mr. Cherbak’s right to receive any of these severance benefits is subject to the executive’s providing a release of claims to the Company.

Death or Disability.    In the event that Mr. Cherbak’s employment terminates due to his death or disability, Mr. Cherbak (or his estate) will be entitled to receive a lump sum cash payment equal to the sum of any accrued but unpaid base salary and a prorated portion of his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Cherbak would be entitled to full vesting of his then-outstanding and otherwise unvested equity-based awards, and, under the terms of Mr. Cherbak’s new employment agreement effective May 28, 2013, Mr. Cherbak (or his estate) would be would be entitled to a lump sum payment of one year’s base salary.

Kate W. Duchene, Nathan W. Franke and Tracy Stephens

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.    In the event that the executive’s employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the executive’s employment agreement), the executive will be entitled to receive a lump sum payment equal to three and one-half times his or her then current annual base salary rate plus any earned but unpaid annual bonus. In addition, the executive will generally be entitled to continued participation in the Company’s group health plans at the Company’s expense for up to two years following his or her termination of employment and full vesting of his or her then-outstanding and otherwise unvested stock options and restricted stock awards. In the event that the Company elects not to extend the term of the executive’s employment agreement, the executive would be entitled to the benefits set forth above except that the lump sum payment would equal two times his or her then current annual base salary rate. The executive’s right to receive any of these severance benefits is subject to the executive’s providing a release of claims to the Company.

In the event that Ms. Duchene’s or Mr. Franke’s employment terminates in connection with a change in control of the Company under circumstances giving rise to severance under his or her employment agreement, and such severance payments or benefits would be subject to excise taxes under Section 4999 of the Internal Revenue Code, the Company will make a “gross-up” payment to put the executive in the same after-tax position as though such payments or benefits were not subject to such excise taxes. Mr. Stephens’ employment agreement does not provide for a tax “gross-up” payment.

Death or Disability.    In the event that the executive’s employment terminates due to his or her death or disability, the executive (or his or her estate) will be entitled to receive a lump sum cash payment equal to the sum of any accrued but unpaid base salary and a prorated portion of his or her target annual incentive compensation for the fiscal year in which the termination occurs. In addition, the executive would be entitled to full vesting of his or her then-outstanding and otherwise unvested equity-based awards.

The following table presents the Company’s estimate of the amount of the benefits to which each of the NEOs would have been entitled had a change in control of the Company occurred on May 31, 2014, (and, as applicable, the executive’s employment with the Company had terminated under the circumstances described above on the same day).

Name	Base Salary ($)	Trigger	Cash Severance ($)	Continued Health Benefits ($)	Equity Awards ($)(1)	Incentive Compensation ($)(2)	Tax Gross Up ($)	Total ($)(3)
		Termination without Cause or for
		Good Reason Not in Connection
		with a Change in Control	1,749,000	46,193	91,125	271,445	—	2,157,763
		Death or Disability	—	—	91,125	271,445	—	362,570
Donald B. Murray	583,000	Election by Company Not to Renew	1,749,000	46,193	91,125	271,445	—	2,157,763
		Change in Control — No
		Termination of Employment	—	—	—	—	—	—
		Termination Without Cause or for
		Good Reason in Connection
		with a Change in Control	1,749,000	46,193	91,125	271,445	—	2,157,763
Anthony Cherbak	583,000	Termination without Cause or for
		Good Reason Not in Connection
		with a Change in Control	2,798,400	45,620	91,125	271,445	—	3,206,590
		Death or Disability	583,000	—	91,125	271,445	—	945,570
		Election by Company Not to Renew	874,500	45,620	91,125	271,445	—	1,282,690
		Change in Control — No
		Termination of Employment	—	—	—	—	—	—
		Termination Without Cause or for
		Good Reason in Connection with a
		Change in Control	2,798,400	45,620	91,125	271,445	—	3,206,590
Kate W. Duchene	330,000	Termination without Cause or for
		Good Reason Not in Connection
		with a Change in Control	1,155,000	44,913	35,438	115,236	—	1,350,587
		Death or Disability	—	—	35,438	115,236	—	150,674
		Election by Company Not to Renew	660,000	44,913	35,438	115,236	—	855,587
		Change in Control — No					—
		Termination of Employment	—	—	—	—	—	—
		Termination Without Cause or for
		Good Reason in Connection with a
		Change in Control	1,155,000	44,913	35,438	115,236	—	1,350,587
Nathan W. Franke	330,000	Termination without Cause or for
		Good Reason Not in Connection
		with a Change in Control	1,155,000	43,338	35,438	115,236	—	1,349,012
		Death or Disability	—	—	35,438	115,236	—	150,674
		Election by Company Not to Renew	660,000	43,338	35,438	115,236	—	854,012
		Change in Control — No
		Termination of Employment	—	—	—	—	—	—
		Termination Without Cause or for
		Good Reason in Connection with a
		Change in Control	1,155,000	43,338	35,438	115,236	—	1,349,012
Tracy Stephens	330,000	Termination without Cause or for
		Good Reason Not in Connection
		with a Change in Control	1,155,000	44,913	41,313	115,236	—	1,356,462
		Death or Disability	—	—	41,313	115,236	—	156,549
		Election by Company Not to Renew	660,000	44,913	41,313	115,236	—	861,462
		Change in Control — No					—
		Termination of Employment	—	—	—	—	—	—
		Termination Without Cause or for					—
		Good Reason in Connection with a					—
		Change in Control	1,155,000	44,913	41,313	115,236	—	1,356,462

(1)	This column reports the intrinsic value of the unvested portions of the executive’s outstanding and unvested equity awards that may accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $12.40 (the closing price of our common stock on the last trading day of fiscal 2014) exceeds the per share exercise price of the option by the number of shares subject to the accelerated portion of the option.

(2)	This column reflects the actual amounts earned for fiscal 2014 by the executive based on achievement against the Revenue and Adjusted EBITDA targets, which incentive amounts were determinable as of the assumed termination date of May 31, 2014. This column does not include any amount with respect to the discretionary component of the annual incentive opportunity because any such discretionary bonus would not have been determinable as of the assumed termination date of May 31, 2014.

(3)	As noted above, each of the NEOs (other than Mr. Cherbak and Mr. Stephens) would be entitled to a gross-up payment in the event that their benefits would be subject to excise taxes under Section 4999 of the U.S. Internal Revenue Code. We estimate that the payment of the foregoing amounts to each of these NEOs (including any acceleration of the executive’s equity-based awards that may apply in the circumstances) would not trigger excise taxes under Section 4999. As described above, Mr. Cherbak’s right to such a tax “gross-up” payment was eliminated in his new employment agreement that took effect May 28, 2013, and Mr. Stephens’ employment agreement, entered into effective August 1, 2013, does not provide for such a tax “gross-up” payment.

PROPOSAL 5. ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

Pursuant to recently-enacted Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation paid to our NEOs as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). This advisory vote on executive compensation is commonly referred to as a “Say-on-Pay” vote.

We design our executive compensation programs to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives.

We believe stockholders should consider the following when voting on this proposal:

Pay for Performance Orientation

•

Base Salaries.    In anticipation of the continued challenging economic environment in fiscal 2014, the Company continued the freeze on base pay for executives at fiscal 2010 levels, except for Mr. Stephens whose base salary was increased to $330,000 in connection with his promotion to the Executive Vice President and Chief Operating Officer role, effective August 1, 2013.

•

Annual Incentives.    Our Executive Incentive Plan (“EIP”) reflects a pay for performance culture. While we returned $40.2 million to our stockholders through our share repurchase and dividend programs and achieved total stockholder return (calculated as dividends plus stock price appreciation) for fiscal 2014 equal to approximately 15%, the Company did not achieve the target level Revenue and Adjusted EBITDA goals set in the EIP. The Company did, however, achieve performance results that exceeded both the threshold level Revenue and Adjusted EBITDA goals set in the EIP and achieved other strategic initiatives throughout the year. Accordingly, the Compensation Committee awarded bonuses for fiscal 2014 for Messrs. Murray and Cherbak at approximately 81% of the executive’s target bonus opportunity, compared to 78% and 114%, respectively, for fiscal 2013. For the remaining NEOs, the Compensation Committee awarded higher qualitative component payouts than for Messrs. Murray and Cherbak, which resulted in bonuses for fiscal 2014 at approximately 114% of the executive’s target bonus opportunity, compared to 100% for fiscal 2013.

•

Long-Term Incentives.    In light of the diminishing pool of stock available for new award grants under our 2004 Performance Incentive Plan and that no equity awards were granted to NEOs in fiscal 2013, the Compensation Committee approved modest equity incentives, in the form of stock options, to our NEOs in fiscal 2014.

Alignment with Long-Term Stockholder Interests

Our executive compensation is generally weighted toward variable, at-risk pay in the form of annual and long-term incentives, with a large portion of executive compensation tied to long-term performance.

The Company also maintains the following policies which we believe are in the best interests of stockholders:

•	Stock Ownership Guidelines — We focus our executives on long-term stockholder value by requiring our executive officers to own a significant amount of the Company’s stock.

•	No Repricing — Our 2004 Stock Incentive Plan (and our proposed 2014 Performance Incentive Plan, if approved by stockholders) expressly prohibits repricing awards without stockholder approval.

•	No Gross-Ups — The Company will no longer include “gross-us” provisions in any new executive employment agreement for excise taxes triggered in connection with a change in control of the Company.

Competitive Pay

The Compensation Committee annually compares our executive compensation levels and elements with compensation levels and elements at other relevant companies and competitors.

As more fully set forth above in the “Executive Compensation — Compensation Discussion and Analysis — Use of Peer Group Data,” following a review by the Compensation Committee of our competitors in the marketplace and those that major advisory firms, such as ISS and Glass Lewis include in our services sector peer group, the Committee determined that that no changes to the fiscal 2013 peer group were necessary for fiscal 2014. Our peer group analysis (based on information that was publicly available at the time the Compensation Committee made the corresponding compensation decisions) reflects that our NEOs have total compensation levels that are generally below the median of the peer group. We strive to pay for performance in line with Company results and Company-wide pay practices.

Recommendation

The Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Accordingly, the Board of Directors recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables) is hereby approved.”

This proposal to approve the compensation paid to our NEOs is advisory only and will not be binding, overrule any decision by, or create or imply any additional fiduciary duties for the Company or our Board. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2015 annual meeting of stockholders.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our NEOs as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov and on our website at www.rgp.com.

By order of the Board of Directors,

Kate W. Duchene

Chief Legal Officer and Secretary

Irvine, California

September 15, 2014

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND

RETURN THE ENCLOSED VOTING INSTRUCTION FORM OR PROXY CARD PROMPTLY OR, IF AVAILABLE, VOTE YOUR SHARES BY TELEPHONE OR USING THE INTERNET

ANNEX A

RESOURCES CONNECTION, INC.

2014 PERFORMANCE INCENTIVE PLAN

1. PURPOSE OF PLAN

The purpose of this Resources Connection, Inc. 2014 Performance Incentive Plan (this “Plan”) of Resources Connection, Inc., a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2. ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3. PLAN ADMINISTRATION

3.1

The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of,

1

ANNEX A

such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c)	approve the forms of award agreements (which need not be identical either as to type of award or among participants);

2

ANNEX A

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)	accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)	amend awards within the maximum parameters of this Plan, subject to any consent required under Section 8.6 (and subject to the no-repricing provision below);

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no-repricing provision below); and

(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3

ANNEX A

3.3	Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4. SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1	Shares Available. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1. The Corporation may deliver shares of the Corporation’s authorized but unissued Common Stock or any shares of its Common Stock held as treasury shares or any combination thereof.

4.2	Share Limits.

4.2.1 Overall Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(a)	2,400,000 shares of Common Stock, plus

(b)	the number of any shares subject to stock options (that are not Full-Value Awards) granted under the Corporation’s 1999 Long Term Incentive Plan or 2004 Performance Incentive Plan (collectively, the “Prior Plans”) and outstanding on the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised; plus

4

ANNEX A

(c)	the number of any shares subject to restricted stock, restricted stock unit and other Full-Value Awards granted under any of the Prior Plans that are outstanding on the Stockholder Approval Date that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation without having become vested (with any such shares increasing the Share Limit based on the Full-Value Award Ratio specified below);

provided that in no event shall the Share Limit exceed 11,511,391 shares (which is the sum of (1) the 2,400,000 shares set forth above, plus (2) the aggregate number of shares subject to options previously granted and outstanding under the Prior Stock Plans as of the Effective Date, plus (3) 2.5 (the Full-Value Award Ratio) times the aggregate number of shares of restricted stock, restricted stock unit and other Full-Value Awards previously granted and outstanding under the Prior Plans as of the Effective Date).

4.2.2 Full-Value Awards. Shares issued in respect of any “Full-Value Award” granted under this Plan shall be counted against the foregoing Share Limit as 2.5 shares for every one share actually issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan, 250 shares shall be charged against the Share Limit in connection with that award). For this purpose, a “Full-Value Award” means any award under this Plan that is not a stock option grant or a stock appreciation right grant (other than a stock option described in Section 5.8).

4.2.3 Other Share Limits. The following limits also apply with respect to awards granted under this Plan:

(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 2,000,000 shares.

(b)	The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 200,000 shares.

(c)	The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to non-employee directors under this Plan is 250,000 shares. This limit does not apply, however, to shares delivered in respect of compensation earned but deferred. For this purpose, a “non-employee director” is a member of the Board who is not an officer or employee of the Corporation or one of its Subsidiaries.

(d)	Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

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4.2.4 Adjustments. Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3

Awards Settled in Cash, Reissue of Awards and Shares. Except as provided in the next sentence, shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan (with any such shares increasing the Share Limit based on the Full-Value Award Ratio specified in Section 4.2). Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any stock option or stock appreciation right granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any stock option or stock appreciation right granted under this Plan, shall not be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any Full-Value Award granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any Full-Value Award granted under this Plan, shall be available for subsequent awards under this Plan, provided that any one (1) share so exchanged or withheld in connection with any Full-Value Award shall be credited as two and one half (2.5) shares when determining the number of shares that shall again become available for subsequent awards under this Plan if, upon grant, the shares underlying the related Full-Value Award were counted as two and one half shares against the Share Limit. Shares repurchased on the open market with the proceeds of an exercise or purchase price for an award under this Plan shall not be available for subsequent awards under this Plan. To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan (with any such shares increasing the Share Limit based on the Full-Value Award Ratio specified in Section 4.2). In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the share limits of this Plan (including, for purposes of clarity, the limits of Section 4.2 of this Plan) (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 125 shares (after giving effect to the Full-Value Award premium counting rules) shall be counted against the share limits of this Plan). To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.) Refer to Section 8.10 for

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application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder

4.4	Reservation of Shares; No Fractional Shares; Minimum Issue. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.

5. AWARDS

5.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are (subject, in each case, to the no-repricing provisions in Section 3.2):

5.1.1 Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. Except in the case of an option granted pursuant to Section 8.10, the per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option (with such fair market value determined in accordance with Section 5.6). When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the

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$100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.1.3 Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall not be less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

5.1.4 Other Awards; Dividend Equivalent Rights. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted in connection with a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the unvested portion of a restricted stock award that is subject to performance-based vesting requirements or the unvested portion of a stock unit award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate.

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5.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted to officers and employees (“Qualifying Options” and “Qualifying SARS,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of other companies or upon comparisons of any of the indicators of performance relative to other companies) basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option or Qualifying SAR shall be subject only to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1 Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2 Performance Goals. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), working capital, stock price, total stockholder return, gross revenue, revenue growth, gross profit, gross margin, operating margin, net margin, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, new product or service launch, product or service development or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The terms of the Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted to mitigate the unbudgeted

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impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

5.2.3 Form of Payment; Maximum Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options and Qualifying SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of shares of Common Stock which may be subject to Performance-Based Awards (including Performance-Based Awards payable in shares of Common Stock and Performance-Based Awards payable in cash where the amount of cash payable upon or following vesting of the award is determined with reference to the fair market value of a share of Common Stock at such time) that are granted to any one participant in any one calendar year shall not exceed 1,000,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1; provided that this limit shall not apply to Qualifying Options and Qualifying SARs (which are covered by the limit of Section 4.2(b)). The aggregate amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash (excluding cash awards covered by the preceding sentence where the cash payment is determined with reference to the fair market value of a share of Common Stock upon or following the vesting of the award) and granted to that participant in any one calendar year shall not exceed $2,500,000. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.

5.2.4 Certification of Payment. Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan, subject to any subsequent extension that may be approved by stockholders.

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5.3	Award Agreements. Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Corporation by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4	Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5	Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•

subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

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In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6	Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the last price (in regular trading) for a share of Common Stock as furnished by the National Association of Securities Dealers, Inc. (the “NASD”) through the NASDAQ Global Select Market (the “Global Market”) for the date in question or, if no sales of Common Stock were reported by the NASD on the Global Market on that date, the last price (in regular trading) for a share of Common Stock as furnished by the NASD through the Global Market for the next succeeding day on which sales of Common Stock were reported by the NASD. If the Common Stock is no longer listed or is no longer actively traded on the Global Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances.

5.7	Transfer Restrictions.

5.7.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

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5.7.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a qualified domestic relations order if approved or ratified by the Administrator,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8	International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

6. EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1	General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2

Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that unless

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reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the applicable award agreement.

6.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7. ADJUSTMENTS; ACCELERATION

7.1	Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.

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It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2	Corporate Transactions – Assumption and Termination of Awards. Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); any exchange of Common Stock or other securities of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a sale of all or substantially all the business, stock or assets of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

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Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3	Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code

8. OTHER PROVISIONS

8.1	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

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8.2	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other withholding event with respect to any award, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a)	require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

17

ANNEX A

(b)	deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1 Effective Date. This Plan is effective as of September 3, 2014, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 Stockholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2.

18

ANNEX A

8.6.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7	Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Construction; Severability.

8.8.1	Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

8.8.2	Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3	Plan Construction.

(a)	Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b)

Section 162(m). Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at

19

ANNEX A

the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

8.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10	Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12

No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital,

20

ANNEX A

preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

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ANNEX B

RESOURCES CONNECTION, INC.

EMPLOYEE STOCK PURCHASE PLAN

AMENDED SEPTEMBER 3, 2014

The following constitute the provisions of the Resources Connection, Inc. Employee Stock Purchase Plan (the “Plan”).

1.	PURPOSE

The purpose of this Plan is to assist Eligible Employees in acquiring a stock ownership interest in the Corporation, at a favorable price and upon favorable terms, pursuant to a plan which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. This Plan is also intended to encourage Eligible Employees to remain in the employ of the Corporation (or a Subsidiary which may be designated by the Committee as “Participating Subsidiary”) and to provide them with an additional incentive to advance the best interests of the Corporation.

2.	DEFINITIONS

Capitalized terms used herein which are not otherwise defined shall have the following meanings.

“Account” means the bookkeeping account maintained by the Corporation, or by a recordkeeper on behalf of the Corporation, for a Participant pursuant to Section 7(a).

“Board” means the Board of Directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the committee appointed by the Board to administer this Plan pursuant to Section 12.

“Common Stock” means the Common Stock, par value $.01 per share, of the Corporation, and such other securities or property as may become the subject of Options pursuant to an adjustment made under Section 17.

“Company” means, collectively, the Corporation, its Parent and its Subsidiaries (if any).

“Compensation” means an Eligible Employee’s regular gross pay. Compensation includes any amounts contributed as salary reduction contributions to a plan qualifying under Section 401(k), 125 or 129 of the Code. Any other form of remuneration is excluded from Compensation, including (but not limited

ANNEX B

to) the following: overtime payments, commissions, prizes, awards, relocation or housing allowances, stock option exercises, stock appreciation rights, restricted stock exercises, performance awards, auto allowances, tuition reimbursement and other forms of imputed income, bonuses, incentive compensation, special payments, fees and allowances. Notwithstanding the foregoing, Compensation shall not include any amounts deferred under or paid from any nonqualified deferred compensation plan maintained by the Company.

“Contributions” means all bookkeeping amounts credited to the Account of a Participant pursuant to Section 7(a).

“Corporation” means Resources Connection, Inc., a Delaware corporation, and its successors.

“Effective Date” means October 17, 2000, the date this Plan was adopted by the Board.

“Eligible Employee” means any employee of the Corporation, or of any Subsidiary which has been designated in writing by the Committee as a “Participating Subsidiary” (including any Subsidiaries which have become such after the date that this Plan is approved by the stockholders of the Corporation). Notwithstanding the foregoing, “Eligible Employee” shall not include any employee:

(a)	who has not been employed continuously by the Corporation or a Subsidiary for at least the 90 days immediately preceding and including the first day of the applicable Offering Period;

(b)	whose customary employment is for 10 hours or less per week; or

(c)	whose customary employment is for not more than five months in a calendar year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exercise Date” means, with respect to an Offering Period, the last day of that Offering Period.

“Fair Market Value” on any date means:

(a)	if the Common Stock is listed or admitted to trade on a national securities exchange, the closing price of a Share on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal national securities exchange on which such stock is so listed or admitted to trade, on such date, or, if there is no trading of the Common Stock on such date, then the closing price of a Share as quoted on such Composite Tape on the next preceding date on which there was trading in the Shares;

ANNEX B

(b)	if the Common Stock is not listed or admitted to trade on a national securities exchange, the last/closing price for a Share on such date, as furnished by the National Association of Securities Dealers, Inc. (“NASD”) through the NASDAQ National Market Reporting System or a similar organization if the NASD is no longer reporting such information;

(c)	if the Common Stock is not listed or admitted to trade on a national securities exchange and is not reported on the National Market Reporting System, the mean between the bid and asked price for a Share on such date, as furnished by the NASD or a similar organization; or

(d)	if the Common Stock is not listed or admitted to trade on a national securities exchange, is not reported on the National Market Reporting System and if bid and asked prices for the Common Stock are not furnished by the NASD or a similar organization, the value as established by the Committee at such time for purposes of this Plan.

“Grant Date” means the first day of each Offering Period, as determined by the Committee and announced to potential Eligible Employees.

“Offering Period” means the six-consecutive month period commencing on each Grant Date; provided, however, that the Committee may declare, as it deems appropriate and in advance of the applicable Offering Period, a shorter (not to be less than three months) Offering Period or a longer (not to exceed 27 months) Offering Period; provided further that the Grant Date for an Offering Period may not occur on or before the Exercise Date for the immediately preceding Offering Period.

“Option” means the stock option to acquire Shares granted to a Participant pursuant to Section 8.

“Option Price” means the per share exercise price of an Option as determined in accordance with Section 8(b).

“Parent” means any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation in which each corporation (other than the Corporation) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in the chain.

“Participant” means an Eligible Employee who has elected to participate in this Plan and who has filed a valid and effective Subscription Agreement to make Contributions pursuant to Section 6.

ANNEX B

“Plan” means this Resources Connection, Inc. Employee Stock Purchase Plan, as amended from time to time.

“Rule 16b-3” means Rule 16b-3 as promulgated by the Commission under Section 16, as amended from time to time.

“Share” means a share of Common Stock.

“Subscription Agreement” means the written agreement filed by an Eligible Employee with the Corporation pursuant to Section 6 to participate in this Plan.

“Subsidiary” means any corporation (other than the Corporation) in an unbroken chain of corporations (beginning with the Corporation) in which each corporation (other than the last corporation) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in the chain.

3.	ELIGIBILITY

Any person employed as an Eligible Employee as of a Grant Date shall be eligible to participate in this Plan during the Offering Period in which such Grant Date occurs, subject to the Eligible Employee satisfying the requirements of Section 6.

4.	STOCK SUBJECT TO THIS PLAN; SHARE LIMITATIONS

(a)	Subject to the provisions of Section 17, the capital stock that may be delivered under this Plan will be shares of the Corporation’s authorized but unissued Common Stock and any of its shares of Common Stock held as treasury shares. The maximum number of Shares that may be delivered pursuant to Options granted under this Plan is 5,900,000 Shares, subject to adjustments pursuant to Section 17.

In the event that all of the Shares made available under this Plan are subscribed prior to the expiration of this Plan, this Plan shall terminate at the end of that Offering Period and the Shares available shall be allocated for purchase by Participants in that Offering Period on a pro-rata basis determined with respect to Participants’ Account balances.

(b)	The maximum number of Shares that any one individual may acquire upon exercise of his or her Option with respect to any one Offering Period is 3,000, subject to adjustments pursuant to Section 17 (the “Individual Limit”); provided, however, that the Committee may amend such Individual Limit, effective no earlier than the first Offering Period commencing after the adoption of such amendment, without stockholder approval. The Individual Limit shall be proportionately adjusted for any Offering Period of less than six months, and may, at the discretion of the Committee, be proportionately increased for any Offering Period of greater than six months.

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ANNEX B

5.	OFFERING PERIODS

During the term of this Plan, the Corporation will offer Options to purchase Shares in each Offering Period to all Participants in that Offering Period. Unless otherwise specified by the Committee in advance of the Offering Period, an Offering Period that commences on or about July 1 will end the following December 31 and an Offering Period that commences on or about January 1 will end the following June 30. Each Option shall become effective on the Grant Date. The term of each Option shall be the duration of the related Offering Period and shall end on the Exercise Date. The first Offering Period shall commence no earlier than the Effective Date. Offering Periods shall continue until this Plan is terminated in accordance with Section 18 or 19, or, if earlier, until no Shares remain available for Options pursuant to Section 4.

6.	PARTICIPATION

(a)	An Eligible Employee may become a participant in this Plan by completing a Subscription Agreement on a form approved by and in a manner prescribed by the Committee (or its delegate). To become effective, a Subscription Agreement must be signed by the Eligible Person and filed with the Corporation at the time specified by the Committee, but in all cases prior to the start of the Offering Period with respect to which it is to become effective, and must set forth a whole percentage (or, if the Committee so provides, a stated amount) of the Eligible Employee’s Compensation to be credited to the Participant’s Account as Contributions each pay period.

(b)	Notwithstanding the foregoing, a Participant’s Contribution election shall be subject to the following limitations:

(i)	the $25,000 annual limitation set forth in Section 8(c);

(ii)	a Participant may not elect to contribute more than fifteen percent (15%) of his or her Compensation each pay period as Plan Contributions; and

(iii)	such other limits, rules, or procedures as the Committee may prescribe.

(c)	Subscription Agreements shall contain the Eligible Employee’s authorization and consent to the Corporation’s withholding from his or her Compensation the amount of his or her Contributions. An Eligible Employee’s Subscription Agreement, and his or her participation election and withholding consent thereon, shall remain valid for all Offering Periods until (i) the Eligible Employee’s participation terminates pursuant to the terms hereof, (ii) the Eligible Employee files a new Subscription Agreement that becomes effective, or (iii) the Committee requires that a new Subscription Agreement be executed and filed with the Corporation.

ANNEX B

7.	METHOD OF PAYMENT OF CONTRIBUTIONS

(a)	The Corporation shall maintain on its books, or cause to be maintained by a recordkeeper, an Account in the name of each Participant. The percentage of Compensation elected to be applied as Contributions by a Participant shall be deducted from such Participant’s Compensation on each payday during the period for payroll deductions set forth below and such payroll deductions shall be credited to that Participant’s Account as soon as administratively practicable after such date. A Participant may not make any additional payments to his or her Account. A Participant’s Account shall be reduced by any amounts used to pay the Option Price of Shares acquired, or by any other amounts distributed pursuant to the terms hereof.

(b)	Payroll deductions with respect to an Offering Period shall commence as of the first day of the payroll period which coincides with or immediately follows the applicable Grant Date and shall end on the last day of the payroll period which coincides with or immediately precedes the applicable Exercise Date, unless sooner terminated by the Participant as provided in this Section 7 or until his or her Plan participation terminates pursuant to Section 11.

(c)	A Participant may terminate his or her Contributions during an Offering Period (and receive a distribution of the balance of his or her Account in accordance with Section 11) by completing and filing with the Corporation, in such form and on such terms as the Committee (or its delegate) may prescribe, a written withdrawal form which shall be signed by the Participant. Such termination shall be effective as soon as administratively practicable after its receipt by the Corporation. A withdrawal election pursuant to this Section 7(c) with respect to an Offering Period shall only be effective, however, if it is received by the Corporation prior to the Exercise Date of that Offering Period. Partial withdrawals of Accounts, and other modifications or suspensions of Subscription Agreements, except as provided in Section 7(e) or 7(f), are not permitted.

(d)	During leaves of absence approved by the Corporation and meeting the requirements of Regulation Section 1.421-7(h)(2) under the Code, a Participant may continue participation in this Plan by cash payments to the Corporation on his normal paydays equal to the reduction in his Plan Contributions caused by his leave.

(e)	A Participant may discontinue, increase, or decrease the level of his or her Contributions (within Plan limits) by completing and filing with the Corporation, on such terms as the Committee (or its delegate) may prescribe, a new Subscription Agreement which indicates such election. Subject to any additional timing requirements that the Committee may impose, an election pursuant to this Section 7(e) shall be effective with the first Offering Period that commences after the Corporation’s receipt of such election.

ANNEX B

(f)	A Participant may discontinue (but not increase or otherwise decrease) the level of his or her Contributions, by filing with the Corporation, on such terms as the Committee (or its delegate) may prescribe, a new Subscription Agreement which indicates such election. An election pursuant to this Section 7(f) shall be effective no earlier than the first payroll period that starts after the Corporation’s receipt of such election.

8.	GRANT OF OPTION

(a)	On each Grant Date, each Eligible Employee who is a participant during that Offering Period shall be granted an Option to purchase a number of Shares. The Option shall be exercised on the Exercise Date. The number of Shares subject to the Option shall be determined by dividing the Participant’s Account balance as of the applicable Exercise Date by the Option Price.

(b)	The Option Price per Share of the Shares subject to an Option for an Offering Period shall be the lesser of: (i) 85% of the Fair Market Value of a Share on the applicable Grant Date; or (ii) 85% of the Fair Market Value of a Share on the applicable Exercise Date.

(c)	Notwithstanding anything else contained herein, a person who is otherwise an Eligible Employee shall not be granted any Option (or any Option granted shall be subject to compliance with the following limitations) or other right to purchase Shares under this Plan to the extent:

(i)	it would, if exercised, cause the person to own “stock” (as such term is defined for purposes of Section 423(b)(3) of the Code) possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation, or of any Parent, or of any Subsidiary; or

(ii)	such Option causes such individual to have rights to purchase stock under this Plan and any other plan of the Corporation, any Parent, or any Subsidiary which is qualified under Section 423 of the Code which accrue at a rate which exceeds $25,000 of the fair market value of the stock of the Corporation, of any Parent, or of any Subsidiary (determined at the time the right to purchase such Stock is granted, before giving effect to any discounted purchase price under any such plan) for each calendar year in which such right is outstanding at any time.

For purposes of the foregoing, a right to purchase stock accrues when it first become exercisable during the calendar year. In determining whether the stock ownership of an Eligible Employee equals or exceeds the 5% limit set forth above, the rules of Section 424(d) of the Code (relating to attribution of stock ownership) shall apply, and stock which the Eligible Employee may purchase under outstanding options shall be treated as stock owned by the Eligible Employee.

ANNEX B

9.	EXERCISE OF OPTION

Unless a Participant’s Plan participation is terminated as provided in Section 11, his or her Option for the purchase of Shares shall be exercised automatically on the Exercise Date for that Offering Period, without any further action on the Participant’s part, and the maximum number of whole Shares subject to such Option (subject to the Individual Limit set forth in Section 4(b) and the limitations contained in Section 8(c)) shall be purchased at the Option Price with the balance of such Participant’s Account.

If any amount which is not sufficient to purchase a whole Share remains in a Participant’s Account after the exercise of his or her Option on the Exercise Date: (i) such amount shall be credited to such Participant’s Account for the next Offering Period, if he or she is then a Participant; or (ii) if such Participant is not a Participant in the next Offering Period, or if the Committee so elects, such amount shall be refunded to such Participant as soon as administratively practicable after such date.

If the Share limit of Section 4(a) is reached, any amount that remains in a Participant’s Account after the exercise of his or her Option on the Exercise Date to purchase the number of Shares that he or she is allocated shall be refunded to the Participant as soon as administratively practicable after such date.

If any amount which exceeds the Individual Limit set forth in Section 4(b) or one of the limitations set forth in Section 8(c) remains in a Participant’s Account after the exercise of his or her Option on the Exercise Date, such amount shall be refunded to the Participant as soon as administratively practicable after such date.

10.	DELIVERY

As soon as administratively practicable after the Exercise Date, the Corporation shall deliver to each Participant a certificate representing the Shares purchased upon exercise of his or her Option. The Corporation may make available an alternative arrangement for delivery of Shares to a recordkeeping service. The Committee (or its delegate), in its discretion, may either require or permit Participants to elect that such certificates representing the Shares purchased or to be purchased under the Plan be delivered to such recordkeeping service. In the event the Corporation is required to obtain from any commission or agency authority to issue any such certificate, the Corporation will seek to obtain such authority. If the Corporation is unable to obtain from any such commission or agency authority which counsel for the Corporation deems necessary for the lawful issuance of any such certificate, or if for any other reason the Corporation can not issue or deliver Shares and satisfy Section 21, the Corporation shall be relieved from liability to any Participant except that the Corporation shall return to each Participant the amount of the balance credited to his or her Account.

11.	TERMINATION OF EMPLOYMENT; CHANGE IN ELIGIBLE STATUS

(a)	Except as provided in the next paragraph, if a Participant ceases to be an Eligible Employee for any reason, or if the Participant elects to terminate Contributions pursuant to Section 7(c), at any time prior to the last day of an Offering Period in which he or she participates, such Participant’s Account shall be paid to him or her or in cash (or, in the event of the Participant’s death, to the person or persons entitled thereto under Section 13 in cash), and such Participant’s Option and participation in the Plan shall be automatically terminated.

ANNEX B

If a Participant (i) ceases to be an Eligible Employee during an Offering Period but remains an employee of the Company through the Exercise Date, or (ii) during an Offering Period commences a sick leave, military leave, or other leave of absence approved by the Company, and the leave meets the requirements of Treasury Regulation Section 1.421-7(h)(2) and the Participant is an employee of the Company or on such leave as of the applicable Exercise Date, such Participant’s Contributions shall cease (subject to Section 7(d)), and the Contributions previously credited to the Participant’s Account for that Offering Period shall be used to exercise the Participant’s Option as of the applicable Exercise Date in accordance with Section 9 (unless the Participant makes a timely election to terminate Contributions in accordance with Section 7(c), in which case such Participant’s Account shall be paid to him or her in cash in accordance with the foregoing paragraph).

(b)	A Participant’s termination from Plan participation precludes the Participant from again participating in this Plan during that Offering Period. However, such termination shall not have any effect upon his or her ability to participate in any succeeding Offering Period, provided that the applicable eligibility and participation requirements are again then met. A Participant’s termination from Plan participation shall be deemed to be a revocation of that Participant’s Subscription Agreement and such Participant must file a new Subscription Agreement to resume Plan participation in any succeeding Offering Period.

(c)	For purposes of this Plan, if a Participating Subsidiary ceases to be a Subsidiary, each person employed by that Subsidiary will be deemed to have terminated employment for purposes of this Plan and will no longer be an Eligible Employee, unless the person continues as an Eligible Employee in respect of another Company entity.

12.	ADMINISTRATION

(a)	The Board shall appoint the Committee, which shall be composed of not less than two members of the Board. Each member of the Committee, in respect of any transaction at a time when an affected Participant may be subject to Section 16 of the Exchange Act, shall be a “non-employee director” within the meaning of Rule 16b-3. The Board may, at any time, increase or decrease the number of members of the Committee, may remove from membership on the Committee all or any portion of its members, and may appoint such person or persons as it desires to fill any vacancy existing on the Committee, whether caused by removal, resignation, or otherwise. The Board may also, at any time, assume or change the administration of this Plan.

x

ANNEX B

(b)	The Committee shall supervise and administer this Plan and shall have full power and discretion to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of this Plan and not inconsistent with the terms of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee shall act by majority vote or by unanimous written consent. No member of the Committee shall be entitled to act on or decide any matter relating solely to himself or herself or solely to any of his or her rights or benefits under this Plan. The Committee shall have full power and discretionary authority to construe and interpret the terms and conditions of this Plan, which construction or interpretation shall be final and binding on all parties including the Company, Participants and beneficiaries. The Committee may delegate ministerial non-discretionary functions to third parties, including individuals who are officers or employees of the Corporation.

(c)	Subject only to compliance with the express provisions hereof, the Board and Committee may act in their absolute discretion in matters within their authority related to this Plan. Any action taken by, or inaction of, the Corporation, any Participating Subsidiary, the Board or the Committee relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and will be conclusive and binding upon all persons. In making any determination or in taking or not taking any action under this Plan, the Board or Committee, as the case may be, may obtain and may rely on the advice of experts, including professional advisors to the Corporation. No member of the Board or Committee, or officer or agent of the Company, will be liable for any action, omission or decision under the Plan taken, made or omitted in good faith.

13.	DESIGNATION OF BENEFICIARY

(a)	A Participant may file, on a form and in a manner prescribed by the Committee (or its delegate), a written designation of a beneficiary who is to receive any Shares or cash from such Participant’s Account under this Plan in the event of such Participant’s death. If a Participant’s death occurs subsequent to the end of an Offering Period but prior to the delivery to him or her of any Shares deliverable under the terms of this Plan, such Shares and any remaining balance of such Participant’s Account shall be paid to such beneficiary (or such other person as set forth in Section 13(b)) as soon as administratively practicable after the Corporation receives notice of such Participant’s death and any outstanding unexercised Option shall terminate. If a Participant’s death occurs at any other time, the balance of such Participant’s Account shall be paid to such beneficiary (or such other person as set forth in Section 13(b)) in cash as soon as administratively practicable after the Corporation receives notice of such Participant’s death and such Participant’s Option shall terminate. If a Participant is married and the designated beneficiary is not his or her spouse, spousal consent shall be required for such designation to be effective unless it is established (to the satisfaction of the Committee or its delegate) that there is no spouse or that the spouse cannot be located. The Committee may rely on the last designation of a beneficiary filed by a Participant in accordance with this Plan.

ANNEX B

(b)	Beneficiary designations may be changed by the Participant (and his or her spouse, if required) at any time on forms provided and in the manner prescribed by the Committee (or its delegate). If a Participant dies with no validly designated beneficiary under this Plan who is living at the time of such Participant’s death, the Corporation shall deliver all Shares and/or cash payable pursuant to the terms hereof to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed, the Corporation, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Corporation, then to such other person as the Corporation may designate.

14.	TRANSFERABILITY

Neither Contributions credited to a Participant’s Account nor any Options or rights with respect to the exercise of Options or right to receive Shares under this Plan may be anticipated, alienated, encumbered, assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 13) by the Participant. Any such attempt at anticipation, alienation, encumbrance, assignment, transfer, pledge or other disposition shall be without effect and all amounts shall be paid and all Shares shall be delivered in accordance with the provisions of this Plan. Amounts payable or Shares deliverable pursuant to this Plan shall be paid or delivered only to the Participant or, in the event of the Participant’s death, to the Participant’s beneficiary pursuant to Section 13.

15.	USE OF FUNDS; INTEREST

All Contributions received or held by the Corporation under this Plan will be included in the general assets of the Corporation and may be used for any corporate purpose. Notwithstanding anything else contained herein to the contrary, no interest will be paid to any Participant or credited to his or her Account under this Plan (in respect of Account balances, refunds of Account balances, or otherwise).

16.	REPORTS

Statements shall be provided to Participants as soon as administratively practicable following each Exercise Date. Each Participant’s statement shall set forth, as of such Exercise Date, that Participant’s Account balance immediately prior to the exercise of his or her Option, the Option Price, the number of whole Shares purchased and his or her remaining Account balance, if any.

17.	ADJUSTMENTS OF AND CHANGES IN THE STOCK

Upon or in contemplation of any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), or reverse stock split; any merger, combination, consolidation, or other reorganization; split-up, spin-off, or any similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the

ANNEX B

Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of substantially all the assets of the Corporation as an entirety occurs; then the Committee shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

(a)	proportionately adjust any or all of (i) the number and type of Shares or the number and type of other securities that thereafter may be made the subject of Options (including the specific maxima and numbers of Shares set forth elsewhere in this Plan), (ii) the number, amount and type of Shares (or other securities or property) subject to any or all outstanding Options, (iii) the Option Price of any or all outstanding Options, or (iv) the securities, cash or other property deliverable upon exercise of any outstanding Options; or

(b)	make provision for a cash payment in settlement of, or for the substitution or exchange of, any or all outstanding Options or the cash, securities or property deliverable to the holder of any or all outstanding Options based upon the distribution or consideration payable to holders of the Common Stock upon or in respect of such event.

The Committee may adopt such valuation methodologies for outstanding Options as it deems reasonable in the event of a cash or property settlement and, without limitation on other methodologies, may base such settlement solely upon the excess (if any) of the amount payable upon or in respect of such event over the exercise or strike price of the Option.

In any of such events, the Committee may take such action sufficiently prior to such event to the extent that the Committee deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to stockholders generally.

18.	POSSIBLE EARLY TERMINATION OF PLAN AND OPTIONS

Upon a dissolution of the Corporation, or any other event described in Section 17 that the Corporation does not survive, the Plan and, if prior to the last day of an Offering Period, any outstanding Option granted with respect to that Offering Period shall terminate, subject to any provision that has been expressly made by the Board for the survival, substitution, assumption, exchange or other settlement of the Plan and Options. In the event a Participant’s Option is terminated pursuant to this Section 18 without a provision having been made by the Board for a substitution, exchange or other settlement of the Option, such Participant’s Account shall be paid to him or her in cash without interest.

19.	TERM OF PLAN; AMENDMENT OR TERMINATION

(a)	This Plan shall become effective as of the Effective Date. No new Offering Periods shall commence on or after October 26, 2024 and this Plan shall terminate as of the Exercise Date on or immediately following such date unless sooner terminated pursuant to Section 4, Section 18, or this Section 19.

ANNEX B

(b)	The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part, without notice. Stockholder approval for any amendment or modification shall not be required, except to the extent required by Section 423 of the Code or other applicable law, or deemed necessary or advisable by the Board. No Options may be granted during any suspension of this Plan or after the termination of this Plan, but the Committee will retain jurisdiction as to Options then outstanding in accordance with the terms of this Plan. No amendment, modification, or termination pursuant to this Section 19(b) shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of such Participant or obligations of the Corporation under any Option granted under this Plan prior to the effective date of such change. Changes contemplated by Section 17 or Section 18 shall not be deemed to constitute changes or amendments requiring Participant consent. Notwithstanding the foregoing, the Committee shall have the right to designate from time to time the Subsidiaries whose employees may be eligible to participate in this Plan and such designation shall not constitute any amendment to this Plan requiring stockholder approval.

20.	NOTICES

All notices or other communications by a Participant to the Corporation contemplated by this Plan shall be deemed to have been duly given when received in the form and manner specified by the Committee (or its delegate) at the location, or by the person, designated by the Committee (or its delegate) for that purpose.

21.	CONDITIONS UPON ISSUANCE OF SHARES

This Plan, the granting of Options under this Plan and the offer, issuance and delivery of Shares are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation and as a condition precedent to the exercise of his or her Option, provide such assurances and representations to the Corporation as the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

22.	PLAN CONSTRUCTION

(a)	It is the intent of the Corporation that transactions involving Options under this Plan in the case of Participants who are or may be subject to the prohibitions of Section 16 of the Exchange Act satisfy the requirements for applicable exemptions under Rule 16 promulgated by the Commission under Section 16 of the Exchange Act so that such persons (unless they otherwise agree) will be entitled to the exemptive relief of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act in respect of those transactions and will not be subject to avoidable liability thereunder.

ANNEX B

(b)	This Plan and Options are intended to qualify under Section 423 of the Code.

(c)	If any provision of this Plan or of any Option would otherwise frustrate or conflict with the intents expressed above, that provision to the extent possible shall be interpreted so as to avoid such conflict. If the conflict remains irreconcilable, the Committee may disregard the provision if it concludes that to do so furthers the interest of the Corporation and is consistent with the purposes of this Plan as to such persons in the circumstances.

23.	EMPLOYEES’ RIGHTS

(a)	Nothing in this Plan (or in any other documents related to this Plan) will confer upon any Eligible Employee or Participant any right to continue in the employ or other service of the Company, constitute any contract or agreement of employment or other service or effect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company to change such person’s compensation or other benefits or to terminate his or her employment or other service with or without cause. Nothing contained in this Section 23(a), however, is intended to adversely affect any express independent right of any such person under a separate employment or service contract other than a Subscription Agreement.

(b)	No Participant or other person will have any right, title or interest in any fund or in any specific asset (including Shares) of the Company by reason of any Option hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant or other person. To the extent that a Participant or other person acquires a right to receive payment pursuant to this Plan, such right will be no greater than the right of any unsecured general creditor of the Corporation. No special or separate reserve, fund or deposit will be made to assure any such payment.

(c)	A Participant will not be entitled to any privilege of stock ownership as to any Shares not actually delivered to and held of record by the Participant. No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

24.	MISCELLANEOUS

(a)	This Plan, the Options, and related documents shall be governed by, and construed in accordance with, the laws of the State of Delaware. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

(b)	Captions and headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such captions and headings shall not be deemed in any way material or relevant to the construction of interpretation of this Plan or any provision hereof.

ANNEX B

(c)	The adoption of this Plan shall not affect any other Company compensation or incentive plans in effect. Nothing in this Plan will limit or be deemed to limit the authority of the Board or Committee (i) to establish any other forms of incentives or compensation for employees of the Company (with or without reference to the Common Stock), or (ii) to grant or assume options (outside the scope of and in addition to those contemplated by this Plan) in connection with any proper corporate purpose; to the extent consistent with any other plan or authority.

(d)	Benefits received by a Participant under an Option granted pursuant to this Plan shall not be deemed a part of the Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company, except where the Committee or the Board expressly otherwise provides or authorizes in writing.

25.	EFFECTIVE DATE

Notwithstanding anything else contained herein to the contrary, the effectiveness of this Plan is subject to the approval of this Plan by the stockholders of the Corporation within twelve months after the Effective Date. Notwithstanding anything else contained herein to the contrary, no Shares shall be issued or delivered under this Plan until such stockholder approval is obtained and, if such stockholder approval is not obtained within such twelve-month period of time, all Contributions credited to a Participant’s Account hereunder shall be refunded to such Participant (without interest) as soon as practicable after the end of such twelve-month period.

26.	TAX WITHHOLDING

Notwithstanding anything else contained in this Plan herein to the contrary, the Company may deduct from a Participant’s Account balance as of an Exercise Date, before the exercise of the Participant’s Option is given effect on such date, the amount of any taxes which the Company reasonably determines it may be required to withhold with respect to such exercise. In such event, the maximum number of whole Shares subject to such Option (subject to the other limits set forth in this Plan) shall be purchased at the Option Price with the balance of the Participant’s Account (after reduction for the tax withholding amount).

Should the Company for any reason be unable, or elect not to, satisfy its tax withholding obligations in the manner described in the preceding paragraph with respect to a Participant’s exercise of an Option, or should the Company reasonably determine that it has a tax withholding obligation with respect to a disposition of Shares acquired pursuant to the exercise of an Option prior to satisfaction of the holding period requirements of Section 423 of the Code, the Company shall have the right at its option to (i) require the Participant to pay or provide for payment of the amount of any taxes which the Company reasonably determines that it is required to withhold with respect to such event or (ii) deduct from any amount otherwise payable to or for the account of the Participant the amount of any taxes which the Company reasonably determines that it is required to withhold with respect to such event.

ANNEX B

27.	NOTICE OF SALE

Any person who has acquired Shares under this Plan shall give prompt written notice to the Corporation of any sale or other transfer of the Shares if such sale or transfer occurs (i) within the two-year period after the Grant Date of the Offering Period with respect to which such Shares were acquired, or (ii) within the twelve-month period after the Exercise Date of the Offering Period with respect to which such Shares were acquired.

ANNUAL MEETING OF STOCKHOLDERS OF

RESOURCES CONNECTION, INC.

October 23, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD OCTOBER 23, 2014:

The accompanying Proxy Statement and the Company’s Annual Report to Stockholders

for its fiscal year ended May 31, 2014, are available electronically on the Company’s website at

http://ir.resourcesglobal.com/index.cfm.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

■	20330303030000000000 1	102314

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1.				The Board of Directors recommends a vote FOR proposal 2.		FOR	AGAINST	ABSTAIN
1. Nominees for a three-year term as a member of the Company’s Board of Directors:				2.	Approval of the Resources Connection, Inc. 2014 Performance Incentive Plan.	☐	☐	☐
	NOMINEES:			The Board of Directors recommends a vote FOR Proposal 3.
☐ FOR ALL NOMINEES	O O	Robert F. Kistinger Jolene Sarkis		3.	Approval of an amendment to the Resources Connection, Inc. Employee Stock Purchase Plan.	☐	☐	☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Anne Shih		The Board of Directors and the Audit Committee recommend a vote FOR Proposal 4.
☐ FOR ALL EXCEPT (See instructions below)				4.	Ratification of the engagement of McGladrey LLP as the Company’s independent registered public accounting firm for fiscal year 2015.	☐	☐	☐

				The Board of Directors recommends a vote FOR Proposal 5.

				5.	Advisory vote on the Company’s executive compensation.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				6.	In their discretion, upon any other matters as may properly come before the meeting or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY (IF SIGNED) WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE NAMED IN PROPOSAL 1, AND “FOR” EACH OF PROPOSAL 2, PROPOSAL 3, PROPOSAL 4 AND PROPOSAL 5. IF ANY DIRECTOR NOMINEE NAMED IN PROPOSAL 1 BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXY SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE. WHETHER OR NOT DIRECTION IS MADE, EACH OF THE PROXIES IS AUTHORIZED TO VOTE IN HIS OR HER DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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☐                             ■

RESOURCES CONNECTION, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 23, 2014

The undersigned, a stockholder of RESOURCES CONNECTION, INC., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and a copy of the Company’s Annual Report to Stockholders for its fiscal year ended May 31, 2014; and, revoking any proxy previously given, hereby constitutes and appoints Anthony Cherbak and Kate W. Duchene, and each or either of them, as proxies, with full power of substitution in each, to represent and to vote all shares of Common Stock of the Company standing in the name of the undersigned that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate offices, located at 17101 Armstrong Avenue, Irvine, California 92614 on October 23, 2014, at 1:30 p.m. pacific time, and at any adjournment or postponement thereof, on all matters coming before said meeting. The proposals referred to below are described in the Proxy Statement, dated September 15, 2014, which is being delivered herewith in connection with the Annual Meeting of Stockholders.

(Continued and to be signed on the reverse side)

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